      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1995
                                                        REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              _____________________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              _____________________

                             DECORA INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                             10775                       68-0003300
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL        (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                                  1 MILL STREET
                           FORT EDWARD, NEW YORK 12828
                                 (518) 747-6255
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TIMOTHY N. BURDITT
                                  1 MILL STREET
                           FORT EDWARD, NEW YORK 12828
                                 (518) 747-6255
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                              _____________________

                          COPIES OF COMMUNICATIONS TO:
                              DALE S. MILLER, ESQ.
                                MILLER & HOLGUIN
                       2029 CENTURY PARK EAST, SUITE 1060
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-1990
                              _____________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /x/

                                               CALCULATION OF REGISTRATION FEE
===========================================================================================================================

                                                          Proposed Maximum          Proposed Maximum             Amount of
Title of Each Class of                Amount to Be         Offering Price               Aggregate              Registration
Securities to be Registered            Registered             Per Unit               Offering Price                Fee
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           768,307 shares           $1.30(1)            $1,000,000                    $264.91
Common Stock, $.01 par value           872,461 shares           $1.03(1)            $  587,250(1)                 $300.82
                                                                                                                  -------
Total                                                                                                             $565.73
- ---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================

(1) The value of the claim being satisfied by issuance of shares pursuant to this registration statement is $587,250. The number of shares to be registered includes 572,461 shares based upon a current calculation and 300,000 shares which may be required to be issued if the share price decreases in the 30 days following the effective date of this registration statement.
                          _____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             DECORA INDUSTRIES, INC.
         Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K
            Showing the Location in the Prospectus of the Information
                         Required by Part I of Form S-1

     FORM S-1 ITEM NUMBER              HEADING OR SUBHEADING IN PROSPECTUS
     --------------------              -----------------------------------

1.   Forepart of the Registration      Facing Page of Registration Statement;
     Statement and Outside Front       Cross Reference Sheet; Outside Cover of
     Cover Page of Prospectus          Prospectus

2.   Inside Front and Outside Back     Inside Front and Outside Back Covers of
     Cover Pages of Prospectus         Prospectus

3.   Summary Information, Risk         Prospectus Summary; Certain Factors
     Factors and Ratio of Earnings
     to Fixed Charges

4.   Use of Proceeds                   Outside Front Cover of Prospectus;
                                       Prospectus Summary; Plan of Distribution and Use of Proceeds

5.   Determination of Offering Price   Inapplicable

6.   Dilution                          Inapplicable

7.   Selling Security Holders          Inapplicable

8.   Plan of Distribution              Outside Front Cover of Prospectus; Plan
                                       of Distribution and Use of Proceeds

9.   Description of Securities to be   Description of Securities
     Registered

10.  Interests of Named Experts and    Legal Matters; Experts
     Counsel

11.  Information with Respect to the
     Registration                      Prospectus Summary; the Company; Certain
                                       Factors; Price Range of Common Stock and
                                       Dividend Policy; Selected Financial
                                       Data; Management's Discussion and
                                       Analysis of Financial Condition and
                                       Results of Operations; Business of the
                                       Company; Directors and Executive
                                       Officers; Executive Compensation; Market
                                       Price of the Securities; Legal
                                       Proceedings; Security Ownership of
                                       Certain Beneficial Owners and
                                       Management; Certain Relations and
                                       Related Transactions; Financial
                                       Statements

12.  Disclosure of Commission          Inapplicable
     Position on Indemnification for
     Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to Completion, Dated June 28, 1995



PROSPECTUS


                                   __________

                             DECORA INDUSTRIES, INC.
                                  1 Mill Street
                           Fort Edward, New York 12828
                                 (518) 747-6255
                                   __________


                        1,640,769 Shares of Common Stock

                                   __________


This Prospectus relates to the issuance by Decora Industries, Inc. (the "Company") to certain individuals (the "Security Holders") of 1,640,769 shares of Common Stock in settlement of certain litigation. All of the Security Holders were given the right to have their shares registered under the Securities Act of 1933, as amended (the "Act"). The Company will not receive any cash proceeds from the sale of the securities offered hereunder by the Security Holders. However, the registration of the shares is in full satisfaction of a claim of the Security Holders against the Company. See "Plan of Distribution and Use of Proceeds".

The Common Stock is quoted on NASDAQ under the symbol "DECO". The closing bid price of the Common Stock reported by NASDAQ on June 5, 1995, was $1.19. See "Price Range of Common Stock and Dividend Policy."

                             ______________________

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                  A HIGH DEGREE OF RISK. SEE "CERTAIN FACTORS".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


               The date of this Prospectus is______________, 1995

No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Security Holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission, in its Washington, D.C. office, the Registration Statement (of which this Prospectus is a part), on Form S-1 pursuant to the Securities Act of 1933, as amended, with respect to the securities of the Company being registered hereby. The Prospectus contains only a portion of the information contained in the Registration Statement. For further information pertaining to the securities registered hereby, and the Company, reference is made to the Registration Statement and to the schedules and exhibits filed. Statements contained in this Prospectus as to the contents of any contracts or other documents referred to herein are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each said statement is deemed to be qualified in all respect by the provisions of the exhibits.

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at the headquarters office of the Commission, Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

PROSPECTUS SUMMARY.....................................................     2

CERTAIN FACTORS........................................................     5

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY........................     7

SELECTED FINANCIAL INFORMATION.........................................     8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS....................................    10

BUSINESS...............................................................    17

MANAGEMENT.............................................................    25

EXECUTIVE COMPENSATION.................................................    28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT..................................................    31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................    32

PLAN OF DISTRIBUTION AND USE OF PROCEEDS...............................    33

DESCRIPTION OF SECURITIES..............................................    33

LEGAL MATTERS..........................................................    34

EXPERTS................................................................    34

INDEX TO FINANCIAL STATEMENTS..........................................   F-1

INFORMATION NOT REQUIRED IN PROSPECTUS.................................  II-1

                               PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this Prospectus. The summary should not in any way be considered complete and is qualified in its entirety by and reference is made to the more detailed information contained in this Prospectus and the documents referred to herein.

                                   THE COMPANY

Decora Industries, Inc. (the "Company" or "Decora"), a holding company, is a Delaware corporation operating through its subsidiary, Decora, Incorporated ("Decora Manufacturing" and its divisions). The main emphasis of Decora Manufacturing is the development, manufacture and sale of consumer decorative products and of specialty industrial products, utilizing its pressure-sensitive, self-adhesive, release and coating technologies including a new proprietary technology known as Wearlon(R).

The Company's principal offices are located at 1 Mill Street, Fort Edward, New York 12828, and its telephone number is (518) 747-6255.


                              PLAN OF DISTRIBUTION

The Company will issue certain shares, within seven business days of the effectiveness of its registration statement, in settlement of certain debt obligations and litigation with the Rabinowitz family, the former owners of its discontinued Yorkville Industries, Inc. subsidiary (the "Settlement Shares") as follows: (i) 768,307 shares of common stock; (ii) the number of shares of its common stock determined by dividing $587,250 by the average of the closing bid price for the 60 consecutive trading days prior to the effective date of the registration statement but in no event less than 475,000 shares; and (iii) in the event that the average closing bid price during the 30 consecutive trading days before the effective date of the registration statement, and the 30 consecutive trading days after the effective date of the registration statement do not exceed $587,250, the Company will issue the number of additional shares of its common stock necessary to achieve a net sales value of $587,250 for the shares issued described in subparagraph (ii) above. The Settlement Shares will be issued to members of the Rabinowitz family in satisfaction of amounts owed to them by the Company for the purchase of Yorkville which occurred in December 1989. In connection with such settlement which was finalized in July 1994, the Company agreed to register such Settlement Shares under the Act. This Prospectus was prepared pursuant to the foregoing contractual commitment to register the Settlement Shares.

                                  THE OFFERING

Total Shares Offered to the
  Security Holders (1).................................................     1,640,769 shares

Common Stock Outstanding Prior
  to this Offering.....................................................     30,669,562 shares

Common Stock to Be Outstanding
  After Completion of this
  Offering(2)..........................................................     32,310,331 shares

Certain Factors........................................................     This offering is speculative and involves a high degree
                                                                            of risk.  See "Certain Factors."

Use of Proceeds........................................................     The Company will not receive cash proceeds from the
                                                                            issuance of Shares pursuant to this Prospectus.
                                                                            However, the registration of the Shares is part of a
                                                                            settlement of claims totaling $1,587,250.

NASDAQ symbol..........................................................     DECO

- --------------------

(1) Additional shares may be issued pursuant to the settlement, the amount of shares to be issued, if any, shall be determined 30 days following the effective date of the registration statement pursuant to the terms of the settlement with Security Holders..

(2) Does not include (i) 4,454,000 shares issuable upon the exercise of certain options; (ii) 975,000 shares issuable upon the exercise of certain warrants; (iii) 1,765,355 shares issuable upon the exercise of certain convertible securities; (iv) 1,200,000 shares reserved for issuance under the Company's 1987 Stock Option Plan; or (v) 500,000 shares reserved for issuance under the Company's 1988 Stock Purchase Plan. See "Description of Securities."

SUMMARY FINANCIAL DATA

The following table sets forth summary historical financial data with respect to the Company which should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of the Company included herein.

                             DECORA INDUSTRIES, INC.

                             SELECTED FINANCIAL DATA
                     For the five years ended March 31, 1994
     and the nine month periods ended December 31, 1994 and 1993(1)(2)(3)

                      (In thousands except per share data)


                                                                                            Year Ended March 31,
                                             Nine Months Ended
                                                December 31,
                                                 (Unaudited)
                                             ------------------    --------------------------------------------------------
                                               1994       1993       1994       1993       1992           1991        1990
                                               ----       ----       ----       ----       ----           ----        ----
Statement of Operations Data:
Revenues                                     $30,517    $29,281    $39,955    $38,543    $40,751        $35,472     $     0
Operating Income (Loss)                      $ 3,158    $ 3,250    $ 4,192    $ 3,107    $ 3,291        $ 3,530     $(1,054)
Income (Loss) from Continuing Operations     $ 1,306    $ 1,143    $ 1,629    $   623    $  (428)       $  (136)    $(1,261)

Income (Loss) from Discontinued Operations   $  (283)   $  (194)   $(1,481)   $    68    $(8,673)       $(2,225)    $  (592)
                                             -------    -------    -------    -------    -------       --------     -------
Net Income (Loss)                            $ 1,023    $ 1,337    $   148    $   691    $(9,101)       $(2,361)    $(1,852)
                                             =======    =======    =======    =======    =======        =======     =======
Income (Loss) Per Share:

  Continuing Operations                      $  0.04    $  0.04    $  0.06    $  0.02    $     0        $ (0.01)    $ (0.08)
  Discontinued Operations                    $ (0.01)   $  0.01    $ (0.05)   $  0.01    $ (0.44)       $ (0.13)    $ (0.04)
                                             -------    -------    -------    -------    -------        -------     -------
  Income (Loss) Per Share(1)                 $  0.03    $  0.05    $  0.01    $  0.03    $ (0.44)       $ (0.14)    $ (0.12)
                                             =======    =======    =======    =======    =======        =======     =======
Balance Sheet Data:(3)
Total Assets                                 $30,773    $36,434    $30,023    $34,952    $34,165        $55,038     $26,565
Working capital (deficit)                    $(2,092)   $(3,570)   $   515    $(1,904)   $(5,605)       $(7,980)    $(2,424)
Long-term Obligations                        $13,769    $14,859    $18,937    $18,146    $19,358        $22,033     $ 5,195
Stockholders Equity: (deficit)               $ 4,275    $ 3,582    $ 2,577    $ 1,666    $(2,878)       $  (431)    $ 1,918
Cash Dividends per common share(2)               $ 0        $ 0        $ 0        $ 0        $ 0            $ 0         $ 0

- -----------------------
(1) Includes shares issuable upon exercise of outstanding warrants and options to purchase Common Stock if their inclusion is dilutive.

(2) The Company does not anticipate paying cash dividends in the foreseeable future.

(3) Historical balance sheet data has not been restated for discontinued operations in years prior to the year in which the relevant measurement date occurred.

                                CERTAIN FACTORS

         The securities offered hereby are speculative in nature, involve a high degree of risk, and should not be acquired by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered hereby, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

1. Major Source of Revenues in Single Market and from Single Purchaser. The Company's core business, operated through its Decora Manufacturing subsidiary, has been dependant on a large purchaser for substantially all of its revenues. Over 95% of Decora Manufacturing's revenues in its last full fiscal year were from sales to Rubbermaid Incorporated ("Rubbermaid") of variations of its decorative covering products. See "Customers" and "Products and Services - Consumer Decorative Products Group". Demand for its ConTact(R) line, its oldest decorative covering product can vary, but has been relatively flat in the last two years. The Company is working to address this product dependence by expanding its product line both with Rubbermaid to include new variations on its existing product and by expanding its offerings in the consumer decorative, adhesive and industrial areas with new products utilizing its proprietary technology, including Wearlon(R). The Company has introduced Fabri-Art(TM), Cushion(TM), and Ultra in the last year, but so far only 5% of its revenues are derived from these new products. The market acceptance of the new products which is necessary to relieve its dependence on its older ConTact(R) product has yet to be proven. At the same time, the Company's dependence on Rubbermaid has recently increased as a result of the signing of a new manufacturing agreement which incorporates new processes into Decora's Rubbermaid product operations and which is estimated to increase Rubbermaid product revenues by approximately 18% in the first full year of operations. At present, Decora Manufacturing's continuing profitable operations are dependent on maintaining sales of its core product and a continuing relationship with Rubbermaid. The current Manufacturing Agreement with Rubbermaid was recently extended until 1999.

2. Risks in Developing and Commercializing New Technology. Decora Manufacturing has recently developed a number of new self adhesive consumer decorative products with its new technology. See "Decora Manufacturing Products and Services". The commercialization and sale of these new products are partially new ventures with high costs, expenses, difficulties and delays associated with commercialization of new products. Such new product development necessitates new production processes for cost effective manufacture in commercial quantities. At the same time, the Company has developed a distribution plan for each product, either through an internal sales and marketing organization or through establishing relationships with companies with existing distribution networks. This development process typically spans over a period of years. Although the Company in the last few years has expended substantial sums on accomplishing development of new products from its new technologies which has taxed the Company's resources, significant additional funds must be expended for the new product and process development and marketing activities to continue. Further, certain of the industrial products are in the testing phase. See "Decora Manufacturing - Marketing, Research and Development". The Company has introduced certain new products in the last year through its existing relationship with Rubbermaid and other distributors and is still seeking strategic partners for its industrial products. However, thus far only 5% of its revenues are derived from its new products. The sale of the new products have not yielded significant revenue and/or profits and no assurances can be given that such revenues or profits will be achieved. Further, until significant revenues are achieved and efficiencies created in the production process for new product, the earnings of the Company will be adversely impacted through significant research and development expenditures. See "Management's Discussion and Analysis".

3. Competition. Although ConTact(R) products are not sold by the Company to the ultimate consumer, competition experienced by Rubbermaid affects the Company's revenues directly. Although there are competitive products, management believes Rubbermaid dominates the market, based on price and superior product. Some of the Company's new industrial products are based on technology which compete with similar applications derived from other technologies. Furthermore, the markets served are extremely competitive and are composed of many companies, many of which have more capital, marketing expertise and personnel resources than that of the Company. There can be no assurance that the Company will be able to compete successfully in each market in which it is embarking. See "Decora Manufacturing
- - Competition".

4. Significant Company Debt. The Company (Decora Industries, Inc. or the "Parent") has short term debt obligations including convertible notes in the amount of $1,500,000 to a significant shareholder due in November 1995 and $550,000 due to a lender in December 1995. The Company has also guaranteed the debt of its discontinued ComTel subsidiary which following the sale of the assets has a remaining balance of $764,519 and is being restructured. The Company intends to increase debt by $2,000,000-$3,000,000 over the next twelve months to finance the necessary expansion required in connection with the expanded Manufacturing Agreement with Rubbermaid (see "Management's Discussion and Analysis of Financial Condition"). In addition, it has guaranteed Decora Manufacturing's debt which includes a $4,000,000 sinking fund payment due in April 1996 and $1,500,000 for each of the next two years in April of each year and ongoing quarterly payments of $333,000 to its primary lender. Although, the Company intends to seek extension of the existing convertible notes and sinking fund obligations of Decora Manufacturing, management believes its Decora Manufacturing subsidiary will have sufficient funds both to make its upcoming sinking fund payment and to pay its outstanding bank debt in the ordinary course of its business. In the event additional funds are needed to address any shortfall in payments, the Company anticipates some combination of an extension and a refinancing, all of which the Company has successfully accomplished in the past. No assurances can be given that these plans will be successfully implemented. To the extent that the Company is not able to obtain the necessary extensions or otherwise satisfy each of the foregoing creditors, its ability to effectively operate may be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition".

5. Earnings History. Although the Company has significant revenues and has been profitable for the past two full fiscal years, the Company has never had substantial net income. The income from continuing operations of the Company for its last fiscal year, which ended March 31, 1994, was $1,629,000 or $0.06 per share on revenues of $39,955,000 and for the nine month period ended December 31, 1994 was $1,306,000 or $0.04 per share on revenues of $30,517,000. See
"Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition".

6. Dependence on Key Personnel. The Company is dependent on its executive officers including Nathan Hevrony, its Chief Executive Officer and Chairman of the Board and key staff members of Decora Manufacturing. See "Management" which describes the employment agreements which the Company has entered into with these individuals and other members of management. Should any such officer cease to be affiliated with the Company before an acceptable replacement is found, there could be a material adverse affect on the Company's business and prospects. No assurances can be given that suitable replacements could be hired, if at all, except at substantial additional cost to the Company. No key person Insurance has been obtained by the Company for management. In addition, John Smith, a full time consultant to the Company's Decora Manufacturing subsidiary is the head of the subsidiary's research and development efforts pursuant to a consulting agreement which term ends in August 1996 (unless extended by mutual agreement). Decora Manufacturing purchased the rights to much of its current technology from Mr. Smith. If Mr. Smith terminates such consulting arrangement, it could have a material adverse effect on the development by the Company of new technologies. Decora Manufacturing has purchased key person life insurance policies in the amount of $5,000,000 on various key personnel. See "Description of Business - Decora Manufacturing".

7. Proprietary Rights. The Company has certain patents and proprietary registrations for certain of its products. In addition, it has applied for many foreign patents and tradename registrations for certain other products. The Company's ability to compete effectively with other companies will depend in part on its ability to maintain the proprietary nature of its technologies. The Company has in the course of its development of the pressure sensitive and new coating technology, licensed its technology to various parties and provided samples of various components of its technology to certain third parties. Although the Company relies on Trade Secrets and Confidentiality Agreements with licensees, employees and other parties, the law in this area is not free from doubt and rights of the Company may be difficult to enforce. A theft or other appropriation of the Company's technology by a competitor could materially and adversely affect the Company's business. Additionally, there is no guarantee that technology deemed by the Company to be proprietary will not be challenged by other parties as either belonging to them or existing in the public domain. The legal costs of a trade dispute could be expensive and could sharply affect the Company's growth of its new technology. It is also possible that competitors will develop products substantially similar to those outside the protection of any trade secret or other protection. See "Proprietary Rights".

8. Dilution. The Company's refinancing plans or requirements to satisfy its debt may involve issuances of additional securities of the Company to certain lenders or third parties; such issuances could result in immediate dilution to purchasers of the Company's common stock. See "Management's Discussion and Analysis of Financial Condition".

9. No Dividends. The Company has never paid any cash dividends and does not intend to pay any dividends in the foreseeable future. The Company intends to retain any future earnings for use in its business.

10. Authorization of "Blank Check" Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of preferred stock, par value $.01 per share ("Preferred Stock"), with such designation, rights and preferences as may be determined from time to time by the by the Board of Directors. Accordingly, the Board of Directors is empowered, without further action or approval by the holders of the Company's Common Stock, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Under certain circumstances, issuance of Preferred Stock could have the effect of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

11. Shares Eligible for Future Sale. 5,449,000 shares have been reserved for issuance by the Company upon the exercise of outstanding options and warrants shares have been reserved for issuance by the Company upon conversion of outstanding convertible debt instruments, 1,200,000 shares have been reserved for issuance by the Company under the Company's 1987 Stock Option Plan, and 500,000 shares have been reserved for issuance by the Company under the Company's 1988 stock purchase plan. Sales of such shares in the public market (which, in the case of freely tradeable stock, can occur at any time or, in the case of stock subject to restrictions, after applicable restrictions lapse) could adversely affect the market price of the Company's Common Stock.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock is traded in the over-the-counter market. The Company's Common Stock has been quoted on NASDAQ since 1986. Until April 1992 the stock traded under the symbol UTLL. After the completion of the reincorporation in the State of Delaware and the change of the Company's name, the Company's NASDAQ symbol was changed to DECO.

The following table reflects inter-dealer quotations, without retail markup, markdown or commission, and may not necessarily represent actual transactions. The high and low range of the Common Stock and bid prices for the dates indicated have been provided by the National Quotation Bureau, Inc.

         Common Stock
         ------------
                                                  Bid Prices
                                                  ----------
                                           High               Low
                                           ----               ---
Fiscal 1995:
    First Quarter                          1  5/16              5/16
    Second Quarter                         2  3/32            1 1/8
    Third Quarter                          1  13/32           1 7/16
    Fourth Quarter                         1  1/4               15/16

Fiscal 1994:
    First Quarter                          2  1/8             1 1/2
    Second Quarter                         2  1/32            1 7/16
    Third Quarter                          1  5/8             1 7/16
    Fourth Quarter                         1  9/16            1

Fiscal 1993:
    First Quarter                          2  1/8             1 1/4
    Second Quarter                         2  13/32           1 1/2
    Third Quarter                          2  3/8             1 7/16
    Fourth Quarter                         2  9/32            1 5/8

On June 5, 1995, the closing bid and asked prices for the shares in the over-the-counter market were $1.19 and $1.25, respectively, as reported by the National Quotation Bureau, Inc. The Company has also authorized a class of preferred stock, although no shares of preferred stock have yet been issued. The estimated number of beneficial owners of the Company's Common Stock is approximately 1,761 and the number of stockholders of record on June 5, 1995 was 929.

The Company has never paid a cash dividend and intends to retain earnings, if any, for use in its business. The Company's agreements with its lenders restrict the ability of the Company to pay cash dividends and the Company does not presently intend to pay any cash dividends on its Common Stock for the foreseeable future.

                         SELECTED FINANCIAL INFORMATION

The following selected financial data of the Company as to the five fiscal years ended March 31, 1994 are derived from the consolidated financial statements that have been audited by Price Waterhouse LLP as to all years.

The interim information for the nine month periods ended December 31, 1994 and 1993 is unaudited; however, such data reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial condition and operating results for the interim period. Results for operations for the nine month period ended December 31, 1994 are not necessarily an indication of the results to be expected for the entire year ending March 31, 1995.

The following table should be read in conjunction with the Company's financial statements and the notes thereto. None of the information in the table includes discontinued operations of the Company. See Note 3 of the financial statements. See also "Management's Discussion and Analysis".

                             DECORA INDUSTRIES, INC.

                             SELECTED FINANCIAL DATA
                     For the five years ended March 31, 1994
      and the nine month periods ended December 31, 1994 and 1993(1)(2)(3)

                      (In thousands except per share data)


                                             Nine Months Ended
                                                December 31,
                                                 (Unaudited)                         Year Ended March 31,
                                             -----------------       ---------------------------------------------------------
                                               1994       1993       1994       1993       1992           1991         1990
                                               ----       ----       ----       ----       ----           ----         ----
Statement of Operations Data:
Revenues                                     $30,517    $29,281    $39,955    $38,543    $40,751        $35,472      $     0
Operating Income (Loss)                      $ 3,158    $ 3,250    $ 4,192    $ 3,107    $ 3,291        $ 3,530      $(1,054)
Income (Loss) from Continuing Operations     $ 1,306    $ 1,143    $ 1,629    $   623    $  (428)       $  (136)     $(1,261)
Income (Loss) from Discontinued Operations   $  (283)   $  (194)   $(1,481)   $    68    $(8,673)       $(2,225)     $  (592)
                                             -------    -------    -------    -------    -------        -------      -------
Net Income (Loss)                            $ 1,023    $ 1,337    $   148    $   691    $(9,101)       $(2,361)     $(1,852)
                                             =======    =======    =======    =======    =======        =======      =======
Income (Loss) Per Share:

  Continuing Operations                      $  0.04    $  0.04    $  0.06    $  0.02    $     0        $ (0.01)     $ (0.08)
  Discontinued Operations                    $ (0.01)   $  0.01    $ (0.05)   $  0.01    $ (0.44)       $ (0.13)     $ (0.04)
                                             -------    -------    -------    -------    -------        -------      -------
  Income (Loss) Per Share(1)                 $  0.03    $  0.05    $  0.01    $  0.03    $ (0.44)       $ (0.14)     $ (0.12)
                                             =======    =======    =======    =======    =======        =======      =======
Balance Sheet Data:(3)
Total Assets                                 $30,773    $36,434    $30,023    $34,952    $34,165        $55,038      $26,565
Working capital (deficit)                    $(2,092)   $(3,570)   $   515    $(1,904)   $(5,605)       $(7,980)     $(2,424)
Long-term Obligations                        $13,769    $14,859    $18,937    $18,146    $19,358        $22,033      $ 5,195
Stockholders Equity: (deficit)               $ 4,275    $ 3,582    $ 2,577    $ 1,666    $(2,878)       $  (431)     $ 1,918
Cash Dividends per common share(2)               $ 0        $ 0        $ 0        $ 0        $ 0            $ 0          $ 0

- -----------------------
(1) Includes shares issuable upon exercise of outstanding warrants and options to purchase Common Stock if their inclusion is dilutive.

(2) The Company does not anticipate paying cash dividends in the foreseeable future.

(3) Historical balance sheet data has not been restated for discontinued operations in years prior to the year in which the relevant measurement date occurred.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


GENERAL

The Company's financial statements include the consolidated financial position at March 31, 1994 and March 31, 1993 and the consolidated results of operations for the nine months ended December 31, 1994 and 1993 and the three fiscal years ended March 31, 1994 of Decora Industries, Inc. (the "Company") and its subsidiaries. The Company operates through its wholly-owned subsidiary, Decora Manufacturing. After an extensive period of product and market development utilizing the Company's proprietary Wearlon(R) coating and adhesives technologies, the Company's results of operations for the nine months ended December 31, 1994 reflect increased revenues and significantly increased start-up manufacturing costs resulting from such new products and programs. Certain of those costs were non-recurring; others are anticipated to continue.

In April 1994, management decided to discontinue the operations of a second wholly-owned subsidiary, ComTel Industries, Inc. ("ComTel"). Accordingly, the continuing operations of the Company now comprise the various divisions of Decora Manufacturing, which constitute a single significant business segment. The operating results for the business being divested and the estimated losses on disposal have been segregated and reported net of tax as a discontinued operation. The Company completed the sale of substantially all of the assets of ComTel on June 14, 1995. Proceeds from the sale of the operations were used primarily to reduce the debt of the subsidiary. (See Discontinued Operations below and Note 4 to the Financial Statements for the nine months ended December 31, 1994.)

On July 22, 1994, the Company completed a refinancing and settlement transaction ("Refinancing and Settlement Transaction") which refinanced all of the past due debt and settlement obligations of the Company including obligations to Chase Manhattan Bank, InterEast Capital Limited, Security Holders and a former director. These obligations totaling $7,552,000 as of March 31, 1994, consisted of debt securities and previous settlements related largely to the previously discontinued operations. All of such obligations became due and payable during fiscal 1994. The total amount due was settled for a combination of cash, securities and forgiveness of debt. (See Note 13 to the financial statements for the year ended March 31, 1994).

Unless the context requires otherwise, the terms "Company" or "Parent" in this discussion refer to the holding company Decora Industries, Inc.


RESULTS OF CONTINUING OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 1994 VS. NINE MONTHS ENDED DECEMBER 31, 1993

Revenues of the Company for the nine months ended December 31, 1994 grew 4% over the same period in the prior year increasing from $29,281,000 to $30,517,000. Revenues associated with the Company's largest customer were approximately the same as during the same period in the prior year while revenues of new products and programs contributed an increase of $1,500,000 of incremental revenues versus the prior year as a result of significant product and market development activities during the year.

Gross profit for the nine months ended December 31, 1994 increased 14% over the same period in the prior year from $7,593,000 to $8,668,000. Such increase resulted primarily from increased sales volume noted above while gross profit margins increased from 26% to 28% partially as a result of the discontinuance of certain less profitable industrial products and manufacturing cost reductions which were partially offset by new product start-up inefficiencies in the second and third quarters as reflected in higher selling, marketing, general and administrative expenses which were not reflected in the gross profit margin. Such manufacturing inefficiencies may recur as a result of the continued development and sale of new products as described below. Since historically the majority of the Company's revenues have been derived from one product line, gross margins have typically demonstrated traditional trends. As the Company introduces and manufactures an increasing mix of products with varying profitability, gross margin analysis from quarter-to-quarter may become less predictable.

Operating income for the nine months ended December 31, 1994 decreased slightly from prior year's period from $3,250,000 to $3,158,000 primarily as a result of increased expenses and inefficiencies in start-up of new product programs. Management expects to maintain its selling, marketing, general and administrative expenditures to support new product development and sales and anticipates that once more new products are produced on a consistent basis and consumer acceptance is gained, the inefficiencies related to such products will be replaced with greater sales volume and profitability.

The reduction of operating income was offset by reduced interest expenses which resulted from the reduction of debt at the Decora Manufacturing subsidiary during the prior twelve months, the forgiveness of interest due as part of the Refinancing and Settlement Transaction completed on July 22, 1994 (see "General" heading above) and the extension of the CIGNA warrants put exercise date which required no additional accrual of the obligation related to the warrants during the period (see "Liquidity and Capital Resources" below). This resulted in a 14% increase in income from continuing operations from $1,143,000, or $0.04 per share, for the nine months ended December 31, 1993 to $1,306,000, or $0.04 per share, for the nine months ended December 31, 1994.

Net income for the nine months ended December 31, 1993 was $1,023,000, or $0.03 per share, versus $1,337,000, or $0.05 per share, for the nine months ended December 31, 1994. Although income from continuing operations increased, after giving effect to a loss for the period from the Company's ComTel discontinued operations, net income declined $477,000 versus the prior year period (see "Discontinued Operations" below).

Management believes that revenues for its entire fiscal year will be slightly higher than the prior year. The increase will result from increases in sales of new products offset by lower revenues for core products and discontinued industrial products.

FISCAL 1994 VS. FISCAL 1993

Revenues of Decora Manufacturing increased by 4% or $1,412,000 from $38,543,000 in fiscal 1993 to $39,955,000 in fiscal 1994. The prior year's results included $618,000 of revenues from other industrial products of Decora Manufacturing which were previously discontinued and thus revenues from comparable existing and new product lines increased by approximately 5% or $2,030,000 in fiscal 1994 over the prior fiscal year as new products lines began to show results. Approximately 40% of the increase in such revenues was derived from new products and their respective selling programs which had no revenue in the prior year including sales of the new thin film decorative products, sales of Wearlon(R) coatings and chemicals and international sales of ConTact(R) products by the Company's international sales group. Additionally, approximately 28% of such increase in revenues was derived from sales of new ConTact(R) products including Fabri-Art(TM) textile products, Kids Scapes(TM) self adhesive wall murals and decorative trims and borders, and 24% of the increase in sales resulted from the Company's proprietary industrial transprint release paper products. Traditional ConTact(R) products provided the remainder of the growth in revenues increasing less than 1% over the prior year.

Operating income of Decora Manufacturing increased by $785,000, during the current fiscal year from $3,921,000 in fiscal 1993 to $4,706,000 in fiscal 1994. Higher sales and marketing expenses were partially offset by lower research and development costs as well as increased gross profit resulting from the combination of higher revenues and reduced fixed and variable expenses. As the Company started to market its new products, it increased investment in sales and marketing efforts and to a lesser degree on research and development, spending an aggregate of $2.8 million in fiscal 1994 as compared with $2.0 million in the prior year for all such activities with all of the increase related to increased sales and marketing activities. These expenses include all marketing, sales and development costs which are also related to the consumer products being distributed by Rubbermaid. While the Company continues to invest in product development, in the near future, only a small portion of the expenditures are anticipated to be spent on pure R&D and a significant portion will be invested on refining and commercializing products for the growing applications for Wearlon(R) liquid coatings. The primary emphasis is now the fulfillment of its major customer product requirements and the domestic and international sales and marketing of products which are the result of research and development activities over the past three years.

During fiscal 1994 and in the first quarter of fiscal 1995, Decora Manufacturing signed several potentially significant agreements which reflect the increased emphasis on sales and marketing. With regard to consumer products, during the fourth quarter of fiscal 1994, the Company signed a new and exclusive six year Manufacturing Agreement with Rubbermaid covering the traditional ConTact(R) products as well as new products including Fabri-Craft(TM) self-adhesive textiles and Kid Scapes(TM) wall murals. In addition, the new agreement allows Decora Manufacturing to sell its decorative products in certain international markets. The Company generated over $500,000 of such sales during the last half of fiscal 1994 in the Middle East and South America.

With regard to industrial products, during the first quarter of fiscal 1995, Decora Manufacturing signed two five year exclusive license and supply agreements with North American Decorative Products, Inc. ("Norwall"). Under the first agreement, Decora Manufacturing will provide proprietary coating and laminating services and components for the conversion of Norwall's standard wallcovering products into repositionable, removable, self-adhesive products for sale into the North American wallcovering market. This agreement contains minimum purchase volumes in order for Norwall to retain exclusivity in addition to royalties to be paid based on the sale of self-adhesive wallcovering products. The Company also signed a five year exclusive license and supply agreement with Norwall for the manufacture and supply of decorative thin film coordinated accents for the North American market which also contains minimum purchase volumes in order to maintain exclusivity. Although revenues have begun to be generated under these agreements, production is in beginning stages and more significant revenues are expected to increase later in calender 1995.

Corporate expenses were approximately $200,000 greater in the current fiscal year compared to the prior year as the result of the significant one-time legal and professional fees incurred in connection with the debt restructurings finalized in July 1994.

Interest expense decreased 3% from $2,514,000 in fiscal 1993 to $2,451,000 in fiscal 1994. This decrease resulted primarily from the favorable impact of the two year extension of the potential put obligation relating to the warrants in the subsidiary (see Note 5(b) to the financial statements for the year ended March 31, 1994) which was partially offset by higher interest expense of Decora Manufacturing resulting from increases in prime rate and higher average line of credit borrowings.

For the fourth quarter of fiscal 1994, revenues of Decora Manufacturing were higher by $1,881,000 (21%) as compared to the comparable period of the prior year, resulting in higher gross profit in the current period. The revenues and operating results of ComTel (discontinued operations) experienced a sharp decline in the fourth quarter mainly as the result of the poor performance in ComTel's manufacturing division, primarily in El Paso, Texas. In June 1994, ComTel disposed of its El Paso, Texas manufacturing operation and recorded a charge of $212,000 relating to this divestiture in addition to the significant operating losses mentioned above. The net loss of $1,189,000 for the fourth quarter is attributable to the losses incurred by ComTel, offset in part by the profits of Decora Manufacturing. There were no other material unusual charges or adjustments during the fourth quarter.

The Company's near and long term growth is anticipated by management to come primarily from the production and sale of Wearlon(R) coating and self-adhesive systems for wallcovering as well as decorative thin film products, increased sales of Wearlon(R) liquid coatings in the industrial maintenance market and the international expansion of sales activities for Rubbermaid products. It is anticipated that such products and marketing activities will add growth to the relatively flat revenues experienced in the last few years from the mature domestic Con-Tact(R) business. Longer term expansion is anticipated from the aforementioned in addition to further international expansion and growth in Wearlon(R) coating sales in additional applications currently under development including a wide range of marine coatings, ice-phobic applications and specialty road marking paints, although no assurances can be given that such growth will occur.

FISCAL 1993 VS. FISCAL 1992

Revenues of Decora Manufacturing declined by $2,208,000 (5.4%) from 1992 to 1993. This was partially the result of management's decision to reduce the number of products in Decora's Specialty Products line which were marginally profitable products, such as specialty roll label stocks and tapes. The elimination of these products permitted the maintenance of approximately the same gross margin (21%) on the reduced revenues. Sales of Con-Tact(R) products to Rubbermaid were also lower than the record sales achieved in the prior year. Management believes that the fiscal 1992 record sales were the result of the extensive revitalization of the line conducted by Rubbermaid in calendar 1991, which entailed an extensive expansion of displays, patterns and catalogs as well as increased special advertising and promotions.

Operating profit of Decora Manufacturing declined from the prior year due to the aforementioned reduced revenues and increased marketing research and development expenditures. The investment by the Company in intensive marketing, research and development begun in fiscal 1992 continued in 1993. Decora Manufacturing's expenditures for research, development and marketing in the development of its new technology and additional products were increased in spite of declining revenues and amounted to approximately $2.0 million for the year ended March 31, 1993, compared to $1.3 million in the prior year.

Corporate and other expenses were lower in 1993 than the prior year. This was due to the incurring in fiscal 1992 of certain costs for litigation, refinancing and restructuring matters which were mostly non-recurring expenses. In addition, as a result of the discontinuance of the Yorkville operation and the consolidation of the corporate headquarters into Decora Manufacturing's Fort Edward, New York location, the fixed corporate expenses declined.

The decline in interest expense in 1993 was the result of the aforementioned reduction in the overall borrowing of the Company, the repayment of long-term debt of Decora Manufacturing, the reduction in the put warrant (see Note 5(b) to the financial statements for the year ended March 31, 1994) and a decline in interest rates. The prior fiscal year included interest expense on convertible debentures which had been converted to equity securities by March 31, 1992, thus no comparable interest expense is included in 1993.

RECENT EVENTS

On April 17, 1995, the Company's Decora Manufacturing subsidiary signed an expanded exclusive manufacturing agreement with its largest customer, Rubbermaid Incorporated. Under the new agreement which expires on March 31, 1999, the Company will consolidate consumer packaging operations for its decorative products line which are currently performed in Rubbermaid's Statesville, NC manufacturing facility into the Company's Fort Edward, NY facility. The Company anticipates that the additional manufacturing operations, which will centralize an integrated manufacturing process with resulting time and cost efficiencies, will generate incremental annual revenues of approximately $7,500,000 in the first full year of operations and is anticipated to contribute to the overall profitability of the decorative coverings business. The agreement becomes effective upon the relocation of the operations which is ongoing and is anticipated to be completed in July 1995. Integrating the operations requires relocation of machinery and equipment from North Carolina to New York as well as improvements to the Company's facility. The Company has developed a financing plan to fund the required improvements which it is in the process of executing (See "Liquidity and Capital Resources" below).

LIQUIDITY AND CAPITAL RESOURCES

Changes in the Company's consolidated balance sheet from March 31, 1994 to December 31, 1994 reflect an overall net working capital decrease of $2,607,000. Such change is anticipated to be temporary and resulted primarily from a balance sheet reclassification from long term to short term of: (i) the first installment payment due CIGNA in the amount of $2,500,000 which was due April 15, 1995 and was subsequently extended by CIGNA until April 15, 1996; (ii) a convertible note of the Company in the amount of $550,000 which was due June 30, 1995 and was extended to December 31, 1995; and (iii) a subordinated convertible note of the company in the principal amount of $1,500,000 which is due November 3, 1995. Inventory increased $1,570,000 primarily as a result of increases in raw materials required to support new product production and as a result of related cost effective minimum order quantities purchased. Accounts payable and accrued liabilities decreased as a result of significant seasonal payments having been made to primary raw material suppliers. These changes in total created a temporary negative working capital balance of $2,092,000.

Consolidated cash balances as of December 31, 1994 were $189,000, the majority of which were held by Decora Manufacturing and which are limited by certain debt covenants as to use. The Parent Company therefore has limited cash resources. During recent fiscal periods, the Company and its subsidiaries generated cash from operations which was utilized primarily to fund working capital requirements and repay debt. During the recent fiscal nine month period Decora Manufacturing generated positive operating cash flow while the Parent Company, due to administrative expenses and expenses associated with the Refinancing and Settlement Transaction had negative cash flow (see Note 13 to the financial statements for the year ended March 31, 1994). Certain former directors have obtained and entered a judgment of approximately $188,000 which resulted from a prior settlement and restricted stock issuance in 1992 and which came due in September 1994. The Company anticipates negotiating a settlement and payment terms in accordance with the Parent Company's cash flow resources, although no assurances can be given.

In conjunction with the Refinancing and Settlement Transaction described above, Decora Manufacturing's revolving credit line was increased to $6,000,000 and extended to July 31, 1996. In addition, the remaining term loan balance of $2,000,000 as of the closing date was refinanced together with an additional $6,000,000 of new debt in a five-year term loan facility and an additional $1,000,000 was made available under the term loan facility if required to fund capital expenditures until July 31, 1995. The $6,000,000 of new term loan funding was utilized to refinance Parent Company debt. (see Note 13 to the financial statements for the year ended March 31, 1994). As of December 31, 1994, the balance of the term loan was $7,750,000, the balance of the revolving credit facility was $2,916,000. As of December 31, 1994, the Company had not drawn down any of the available capital expenditure term loan facility.

In connection with the acquisition of Decora Manufacturing by the Company in April 1990, Decora Manufacturing issued $7,000,000 principal amount of subordinated notes to CIGNA, of which $2,500,000 was due April 15, 1995 and $1,500,000 on each April 15 thereafter through 1998. CIGNA and the Company have agreed to extend the April 15, 1995 payment until April 15, 1996 when a total of $4,000,000 will be due. These notes were issued with warrants which include certain put features which may become payable in May 1997 and call features which begin in May 1998. This put feature was extended from its previous effective date of May 1995 as part of the Refinancing and Settlement Transaction and $1,425,000 has been reserved for this liability (See note 5 to the financial statements for the year ended March 31, 1995).

Management believes that Decora Manufacturing's cash flow from operations and lending facilities will be adequate to meet its debt service and fund its working capital needs. With regard to the $550,000 convertible note due June 30, 1995, the Company extended the date of such note to December 31, 1995. With regard to the Company's discontinued ComTel Industries subsidiary, the Company has repaid the majority of the debt through the sale of assets and is restructuring payment of the remaining $764,519 consistent with the Company's ability to retire the remaining balance (see "Discontinued Operations" below).

Capital expenditures for the nine months ended December 31, 1994 were approximately $855,000. Management considers the aforementioned amount of capital expenditures to be typical amounts spent historically by Decora. As a result of the new manufacturing agreement signed with Rubbermaid, and the consolidation of new manufacturing processes into the Company's facility, during fiscal year 1996 the Company anticipates spending approximately $2,500,000 on capital improvements, employee hiring and training and other fees and expenses in addition to routine capital expenditures of approximately $1,200,000. The Company is in the process of executing a financing plan for those expenditures which combines raising additional debt in the amount of approximately $2,875,000 through the issuance of tax-exempt industrial development bonds, and through a low cost loan from the Local Development Corporation; receipt of interest subsidy and job training grants available from State agencies; the sharing of certain projected costs with Rubbermaid; the utilization of existing bank facilities and the use of operating cash flow. The additional operations are expected to generate sufficient cash flow to service the additional debt to be raised, although no assurances can be given that such funds will be adequate or that the financing plan will be executed as currently planned.


SUMMARY

Management believes that the Company's overall short term liquidity needs will be met by a combination of extensions of obligations, management fees and other sources which may include private placements of debt or equity.


DISCONTINUED OPERATIONS

At December 31, 1994 (and at the date of filing of its Form 10-Q for the quarter then ended), the Company was in active discussions with parties interested in acquiring various remaining assets and operations of ComTel whose businesses had been subject to a plan of discontinuation adopted in April 1994. At that time, operating losses of the discontinued operations of ComTel for the nine-month period ended December 31, 1994 aggregated $283,000.

Based on these active discussions and indications of interest, and after giving effect to anticipated values to be realized as a result of the disposition of the ComTel assets, the Company estimated that no further net losses would be incurred on the combined disposition and operations of ComTel. At December 31, 1994, the Company estimated that the disposition of the ComTel assets would result in a net gain approximating $296,000 (comprised of an anticipated gain on the sale of the Company's telecommunication assets of $91,000 and an anticipated gain on the sale of the Company's manufacturing assets of $205,000). Further, the Company did not expect to incur additional operating losses on the discontinued operations in excess of this gain through the date of disposition. Accordingly, neither a provision for additional losses on the disposal or from operations of ComTel was made, nor was a gain recognized, at December 31, 1994.

On March 31, 1995, the Company sold the telecommunications assets of ComTel for $1,810,000 (consisting of cash of $250,000 and notes receivable of $1,560,000). In addition, the purchaser assumed approximately $1,700,000 of the Company's liabilities. The notes receivable bear interest monthly at 7% with interest only accruing during the first three years and level interest and principal payments due thereafter until maturity on March 31, 2002. The notes are secured by the assets of the purchaser and are guaranteed by the purchaser's parent company. The transaction resulted in a gain approximating $118,000.

On June 14, 1995, the Company completed the sale of the fixed assets and inventory related to the manufacturing division of ComTel's business. The selling price was $1,385,000 (consisting of $1,100,000 cash and a note for $270,809) plus the assumption of approximately $75,000 of liabilities. The note is scheduled to be repaid during the six months following closing as inventory purchased is used by the purchaser to fulfill customer purchase orders. In addition, in conjunction with the sale, claims on ComTel's assets with respect to a $300,000 note payable to a customer were forgiven except for $50,000 which is to be paid from the proceeds of the note receivable. The assets of the Company were sold to a buyer who does not intend to continue in the same business and therefore did not assume operational liabilities which were anticipated to be assumed. As a result, the net loss arising from this transaction was approximately $440,000 (which was approximately $645,000 less than the net gain anticipated at December 31, 1994).

Certain liabilities of the ComTel businesses, which were not guaranteed by the Company, were not assumed by the buyers of those business units. As a result, the Company is in the process of settling these liabilities for less than face value and expects to be able to do so. Certain remaining notes and accounts receivable were not sold to the buyers, and the Company anticipates that losses will be incurred in the liquidation process. The Company presently expects that the net effects of the assets and liabilities (not settled in connection with the sale transactions described above) will result in a gain approximating $500,000.

At December 31, 1994, the Company had expected that gains on the sale of assets described above would offset any additional operating losses through the date of disposition. The Company was not able to complete the sale transactions soon enough to stop additional operating losses. The additional operating losses of the ComTel businesses recorded during the quarter ended March 31, 1995 are currently estimated to have been $592,000.

As a result of the consummation of these transactions at March 31, 1995 and June 14, 1995, and the expected settlement of the remaining liabilities, the Company expects to record an aggregate additional loss from discontinued operations approximating $1,014,000 in the fourth quarter of its fiscal year ended March 31, 1995. As a result, the aggregate loss from discontinued operations for the year ended March 31, 1995 is estimated to approximate $1,297,000 consisting of operating losses of $875,000 and losses on disposal of $422,000.

While the Company remains obligated for certain net liabilities of its former ComTel business, no operations remain and no further losses are expected to be incurred with respect to the ComTel operations. Cash generated from the transactions were used to pay down debt owned to ComTel's lender Fleet Bank and Fleet Credit Corporation. Following completion of the sales, $764,519 remains due to Fleet which the Company is in the process of restructuring with Fleet to complete repayment of amounts owed through cash flow from the remaining notes receivable and management fees available to the parent.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

Decora Industries, Inc. (the "Company" or "Decora"), a holding company, is a Delaware Corporation operating through its primary subsidiary, Decora Incorporated ("Decora Manufacturing"). The main emphasis of the Company is the development, manufacture and sale of self-adhesive consumer decorative products and of specialty industrial products, utilizing its proprietary pressure-sensitive, self-adhesive, release and protective coating technologies. In April 1994, the Company made the decision to sell the operations of ComTel Industries, Inc. ("ComTel"), a full service telecommunications company which manufactures, sells and services new and used telephone equipment and accessories (see "Discontinued Operation" below).


HISTORY OF THE COMPANY

The Company, as presently structured, is the result of a 1988 change in control effected by a group of investors who completed a management change and new strategic plan. In March 1992, the Company, formerly named Utilitech, Incorporated, changed its name to reflect the strategic decision of management to place future emphasis on consumer decorative products as well as specialized industrial products derived from its coating, laminating, adhesive and release technologies. In 1988, the Company was a diversified holding company with a number of subsidiaries operating various businesses, including industrial lighting, utility repair, utility software, and pipe manufacture. Management evaluated these businesses and determined that the majority of these businesses either did not possess sufficient growth potential or did not fit with the Company's strategic direction. From late 1988 to 1990, the Company engaged in the divestiture of these entities and meanwhile sought other opportunities.

On April 18, 1990, the Company acquired the assets of the Decora Division of United Merchants and Manufacturers, Inc. (a NYSE company). Decora Manufacturing has been in business since 1945 and was the originator of the pressure-sensitive, stylized, decorative covering material bearing the brand name Con-Tact(R). Concurrent with the acquisition, Decora Manufacturing entered into a five-year manufacturing and distribution agreement (the "Manufacturing Agreement") with Rubbermaid Incorporated ("Rubbermaid") which has since been extended to 1999, whereby decorative self-adhesive vinyl and textile products are exclusively manufactured for and distributed by Rubbermaid under their Con-Tact(R), Fabri-Art(TM), and Kid Scapes(TM) brand names. The Con-Tact(R) manufacturing and adhesive technology and trademark were originally developed and owned by Decora Manufacturing and in the 1950's enabled Decora Manufacturing to establish its market leadership position in the industry. Decora Manufacturing has continued to invest in and improve the coating and adhesive technology involved in the manufacture of these products, and in conjunction with the development of its Wearlon(R) technology, has recently developed a new group of proprietary products for Rubbermaid and for new strategic partners.

In May 1989 the Company acquired ComTel (then known as Utility Marketing and Development Corporation), a privately held, fully integrated telecommunications enterprise - installing, refurbishing and servicing new and used telecommunications equipment and systems. In July 1990 and September 1991, respectively ComTel's 80%-owned subsidiary, ComTel Metals, Inc., acquired the Siemens-Stromberg Carlson ("SSC") metal manufacturing divisions in El Paso, Texas and Sanford, Florida. The purchases included 5-year supply contracts for all metal parts required to produce SSC's line of central office equipment. In June of 1993, ComTel acquired the assets of the SSC International Division ("SCCI") of Sun Financial Group, Inc. to expand its market base into the telemarketing of repair, resale, installation, service and maintenance of secondary market customer-premises telephone equipment. Included with the acquisition was a marketing support agreement whereby ComTel will have access to Sun Financial Group's customer base. In December 1993,

ComTel entered into a purchase and service support agreement with Fujitsu Business Communications Systems to provide secondary market support for Fujitsu's Focus 960 telecommunications switching system. As a result of its desire to focus resources on its core Decora Manufacturing subsidiary, in April 1994, the Company made the decision to sell the operations of ComTel. The ComTel business has now been disposed of (see "Discontinued Operations" below).

In December 1989, the Company, in a leveraged acquisition acquired all of the stock of Yorkville Industries, Inc. ("Yorkville"), a nationwide distributor of specialty light bulbs and lighting products which was then severely undercapitalized. The Company at that time had another lighting subsidiary and intended to expand its lighting business. The Company intended to raise significant working capital by selling Yorkville's real estate holdings and creating liquidity for working capital purposes. Following the acquisition, the planned turnaround was not viable due to a continuing severe shortage of capital caused in large measure by the recissionary drastic decrease in the value of the real estate as well as reduced demand for Yorkville's products due primarily to the recession. Yorkville continued to incur substantial losses. After reviewing the deteriorating financial condition of Yorkville, and its overall business plan and growth plan, in January 1992, the Company liquidated the assets and discontinued substantially all of the operations of Yorkville.


NARRATIVE DESCRIPTION OF THE BUSINESS

GENERAL

Decora Industries, Inc. is a holding company operating through its subsidiary, Decora Manufacturing. The Company provides complete management oversight to its subsidiaries including the direction of strategic planning, financing and business development. The "Company" as used herein shall refer to the holding company and its subsidiaries unless the context indicates otherwise.

                              DECORA MANUFACTURING

Decora Manufacturing is in the business of developing, manufacturing and selling self-adhesive consumer decorative products and specialty industrial products. It develops and manufactures these products utilizing its proprietary pressure-sensitive adhesive and release technologies, including its technology known as Wearlon(R). At this time, 92% of the Company's revenues are for sales of its core ConTact(R) product and other decorative houseware products similar to ConTact(R) under a single contract with Rubbermaid. Following the acquisition in April 1990, Management began to seek growth and diversification opportunities in order to complement Decora Manufacturing's mature core business. In the development of long-term growth strategies management's main focus has been:

               To maximize its strategic alliance with Rubbermaid and its outstanding consumer distribution network;

               To utilize its modular product components and technologies to create self-adhesive products for new applications and market segments;

               To establish additional strategic relationships for distribution of new products in segments and channels not served by Rubbermaid; and

               To compliment its consumer products with other applications and products for the industrial and coatings and substrates markets.

Significant resources have been invested in researching and initiating new product programs arising from the Company's base technology. The development program has resulted in a new generation of decorative consumer products including several for its core business with Rubbermaid as well as for other new strategic distributors. Several new consumer products were introduced during this past fiscal year and the Company continues to invest in research efforts as well as in the commercialization and refinement of new products and the expansion of marketing relationships and distribution channels.

As a compliment to the Company's consumer products business, Decora Manufacturing also introduced new industrial release coating and coated substrate products based upon its Wearlon(R) adhesive and release coating technologies. These industrial products further broaden the Company's potential market opportunities.

Products and Services - Consumer Decorative Products Group

Decora Manufacturing manufactures decorative self-adhesive products for sale into an increasing number of market segments including housewares, arts and crafts, wallcovering and hardware. Such products are produced with a modular system of varying substrates, coatings, finishes and packaging depending on the requirements of the application, distribution channel and end user. The Company's goal is to maximize this modular system through the development and sale of self-adhesive products for as many household applications and through as many market segments as possible.

The Company's traditional and primary consumer product is Con-Tact(R), a repositionable, self-adhesive, vinyl decorative covering material which is used for do-it-yourself shelf decorations, surface protection, arts and crafts and other applications. Con-Tact(R) is manufactured by Decora Manufacturing utilizing the Company's proprietary and patented repositionable adhesive technology and is sold in roll form with a wide range of finishes including printed patterns, solid colors, clear vinyl and specialty metallics. All of Decora Manufacturing's Con-Tact(R) production is purchased by Rubbermaid under a recently renewed Manufacturing Agreement which currently expires in 1999. Rubbermaid markets and sells Con-Tact(R) primarily in the housewares departments of mass merchandisers in the U.S., including WalMart, K-Mart, Target and others.

In addition to Con-Tact(R), Decora Manufacturing has developed several new products for distribution by Rubbermaid which are being sold to an increasing range of market segments. These include decorative self-adhesive Rubbermaid Borders for the wallcovering segment, FabriArt(TM) self-adhesive textiles for the arts and crafts segment, Kid Scapes(TM) self-adhesive wall murals and borders for the juvenile segment, Con-Tact(R) Cushion foam shelf-liner for the housewares segment and Con-Tact(R) Ultra self-adhesive woodgrains for the hardware/Do-it-yourself ("DIY") segment.

Under the Manufacturing Agreement, Decora Manufacturing provides Rubbermaid with 100% of its worldwide product needs according to periodically negotiated pricing levels which are adjusted primarily based on changes in raw material costs and volume. The recently renewed Manufacturing Agreement also permits Decora Manufacturing to market Rubbermaid's decorative products in certain international markets and to market its own line of decorative products in Europe as well as to perform the consumer packaging component of the manufacturing process.

In July 1994, Decora Manufacturing established a strategic distribution relationship for its decorative products in Europe with the signing of a License Agreement with Friedola Debr. Holzapfel GmbH & Co. KG ("Friedola") under which Friedola purchases from Decora self-adhesive decorative products for exclusive distribution throughout western Europe. In conjunction with Friedola, the Company expanded product offering with a new range of decorative designs, substrates and finishes. The Europe line was introduced to the market at the Heimtextil show in Frankfurt, Germany in January 1995. Due to manufacturing inefficiencies and customer response, the product is currently being refined. Revenues are anticipated beginning at the end of calender 1995. In addition to its European activities, the Company is also selling decorative products internationally to customers in South America and the Middle East.

Decora Manufacturing has also recently introduced new technology based products for the wallcovering and home decorating market. The Company has introduced self-adhesive thin film products based on a new, proprietary thin film technology (patents pending) developed over the last three years. These new decorative film products are very thin, yet durable and removable and printed in a variety of solid colors and decorative patterns. Sold in the form of accents or stencil-like products, they blend seamlessly onto most smooth or textured surfaces. The Company recently signed a long-term exclusive supply agreement with North American Decorative Products, Inc. ("Norwall"), a leading wallcovering manufacturer, for the manufacture and supply of such thin film decorative products to be sold by Norwall under the brand name Artworks(TM).

In addition to the thin film products, the Company has developed a potential system through which a conventional wallpaper substrate is converted into a stable, self-wound, self-adhesive, repositionable and removable wallcovering. Using Wearlon(R) and Decora Manufacturing's other adhesive and coating technologies, the Company believes this is a breakthrough for the wallcovering industry with significant market potential primarily in the area of decorative border products. In addition to the agreement with Norwall noted above, in June 1994, Decora Manufacturing signed an exclusive Licensing and Supply Agreement with Norwall, under which the Company will supply its self-adhesive wall covering system exclusively for Norwall's wallcovering products which are sold primarily through the mass merchants in North America. Both agreements with Norwall expire five years from the date of first successful commercial shipments and in order to maintain exclusivity, Norwall must purchase minimum volumes of such products from the Company over the life of the agreements. While issues related to the efficient large scale production of these new products continue to be addressed, the Company anticipates significant revenues to be generated from such products during the second half of fiscal 1996.

Management believes these new products and marketing efforts broaden Decora Manufacturing's potential consumer products revenue base beyond housewares and across new market segments such as hardware, paint and sundries, arts and crafts and wallcovering, both in the U.S. and internationally. During the first nine months of fiscal 1995, 92% of Decora Manufacturing's sales were to Rubbermaid, as opposed to 96% for the same period in the prior year. Decora Manufacturing plans to continually introduce new consumer products through its principal distributors and to pursue its growth plan both domestically and internationally.

Products and Services - Industrial Products Group

In addition to its consumer decorative products, Decora Manufacturing has developed an industrial liquid coatings business which markets coatings under the Wearlon(R) brand name to the specialty industrial coatings market. The Company has recently embarked on a program of marketing such coatings for use in a wide range of applications in the specialty industrial coatings market. These unique non-stick, yet abrasion resistant coatings are water-based and cure at room temperature, providing the industrial market with an environmentally friendly coating system for specialized applications. These include industrial maintenance applications such as machinery valves and clean rooms, marine maintenance and foul release, and specialized OEM product and process applications. The Company has established a sales network in North America, consisting initially of eight manufacturers representatives and twenty-three qualified professional applicators through which the product is marketed for a variety of applications. To date, the coatings have been sold through this network on a limited basis for use in the automotive, marine, paper, petroleum and food processing industries.

The Company is also marketing Wearlon(R) on a direct basis to large potential end users including government agencies, utilities and OEM's where there are several ongoing pilot programs. Wearlon(R) is currently being tested by the U.S. Navy for marine applications as well as by several North American utility companies for Zebra mussel protection and friction reduction applications. In addition to these programs, in November 1994, the Company signed a License and Technology Development and Cooperation Agreement with The B.F.

Goodrich Company for the development of specialty coatings for its various divisions utilizing Wearlon(R). The Company is actively engaged in research and development under this agreement.

As a result of the high performance nature of the coating and the costs associated with installing such coatings in large projects, testing for specific applications and any associated tailored product development takes many months and requires additional product development in response to testing response. As a result, revenue potential for Wearlon(R)-based specialty coatings is anticipated to develop over a longer time frame than is associated with new consumer decorative products. Although management continues to believe that liquid coating products hold significant opportunity for the Company, to date revenues from all coating products have not been material to Decora Manufacturing's overall business. The necessity of long-term evaluation and testing programs required for various industrial applications and related long selling cycle result in a slower initial growth of revenue opportunities than is achievable with certain of the Company's consumer products.

In addition to the products summarized above, Decora Manufacturing's Industrial Products Group also markets various other products, including commercial laminating, coating and printing services and a line of high quality hazardous marking tapes and electrical tapes sold under the Cobra(R) tradename.

For the first nine months of fiscal 1995, industrial products represented 3% of Decora Manufacturing's revenues. Ongoing technology development and commercialization efforts may generate additional revenues in the future both through its own direct development and selling efforts and through domestic and international strategic relationships.

Manufacturing

The majority of the products sold by Decora Manufacturing are produced at its facility in Fort Edward, New York. Management believes that the plant currently has available capacity which will be utilized in connection with the proposed expansion of existing and new decorative self-adhesive products and industrial products. The Company also utilizes outside suppliers when required for certain printing, coating and finishing purposes for which it does not have industrial capabilities. Management also anticipates making significant capital expenditures in the future in order to increase operating efficiencies and to add additional capacity as warranted by product demand and mix. The Company is currently spending significant capital on the addition of finished consumer packaging equipment to its Fort Edwards facility for its ConTact(R) product line. The primary raw materials used in Decora Manufacturing's products are paper, vinyl, adhesives, inks, silicone and other chemicals. Decora Manufacturing uses two primary suppliers for its vinyl and relations with such suppliers are good. The Company believes that it has alternative sources of its significant and primary raw materials.

Marketing, Research and Development

Decora Manufacturing's strategy for its consumer products is to develop and sell products and marketing programs through strategic partners with existing and significant distribution capabilities. Such distribution partners may have broad market impact such as Rubbermaid, or more focus in a particular market segment, such as the wallcovering manufacturer. Accordingly, for the majority of sales of product covered by the Manufacturing Agreement and other supply agreements, Decora Manufacturing does not incur what might otherwise be typical marketing and selling expenses relating to consumer decorative products and has relied on the services of third party sales and marketing consultants when deemed necessary. Establishment of distribution relationships for a new product is ordinarily a long term process because the distributor must become familiar with the new product and engage in testing prior to agreeing to the distribution of a new product. Of course, the product is often modified based upon response to pilot testing. The Company has taken a similar strategy for international sales of its Consumer Decorative Products as reflected by its new distributor agreement with Friedola. Initial sales to its European distributor began in the third quarter of fiscal

1995 although time and effort required to initiate market penetration is significant revenues are not anticipated until the second half of fiscal 1996.

For its Industrial Products Group, Decora Manufacturing is pursuing varying marketing strategies for different markets. As noted above, for its industrial coatings, the Company has established a manufacturer's representative network in the U.S. and with this network has developed relationships with carefully selected professional applicators across the country to market and apply its Wearlon(R) coatings in industrial maintenance, OEM and marine applications. The Company is also actively pursuing opportunities for strategic relationships in other specific niche markets where Wearlon(R) coatings are believed by management to have the most potential, such as it has in the anti-graffiti and aviation markets. As described above, due to the nature of these products, the development process for the industrial products is expected to span a significant duration.

With regard to research and development, Decora Manufacturing maintains a small internal research group which has made significant progress in producing various new products based on Wearlon(R) and the rest of its proprietary adhesive and coating technologies. The majority of recent efforts have been placed on the refinement and enhancement of products already developed: However, that group also continues to focus its efforts on the pursuit of new consumer and industrial applications. In addition, the Company has been seeking other entities which have development expertise in certain niche areas to complement the Company's commercialization efforts such as B.F. Goodrich. This strategy will allow the Company to conserve its existing resources.

Since fiscal 1992, Decora Manufacturing has increased significantly its expenditures on marketing, research and development as it seeks to expand its product lines through the commercialization of new products and technology in the consumer and industrial markets. Expenditures on marketing, research and development amounted to approximately $2.8 million, $2.0 million and $1.3 million in fiscal 1994, 1993 and 1992, respectively. Management anticipates continued expenditures at the same or greater rate as new distribution relationships are developed, new product applications are explored and developed, and the same process is repeated as international marketing channels are opened. As new products have recently been commercialized, additional resources have been invested on the development of strategic marketing relationships and distribution channels as preparation for expansion of production and sales activities (see Management's Discussion and Analysis of Results of Continuing Operations).

Proprietary Rights

Decora Manufacturing owns the rights to the pressure sensitive adhesive technology used in the manufacturing of Con-Tact(R) products, although the tradename is owned by Rubbermaid. In addition, it has applied for tradename and patent protection for certain of its new products including the self-adhesive wallcovering system, protective and decorative thin film products and Wearlon(R) liquid coatings and was recently issued a U.S. patent for its new protective wallcovering product. Several of the Company's new products utilize Wearlon(R) technology as a component of their construction. Decora Manufacturing's rights to Wearlon(R) were formalized in fiscal 1991 and the technology is the result of more than a decade of research and development in adhesive and coating systems. Wearlon(R) includes a water based polymer which management believes is a breakthrough in coatings requiring extraordinary non-stick and slip-lubricity properties combined with excellent levels of resistance to corrosion, abrasion, chemicals and solvents. It also provides the ability to control surface release characteristics across a broad spectrum for a variety of applications and cures at room temperature. The Company believes that its commercial position is enhanced by the patents it owns as well as the know-how and trade secrets it has developed and maintains. Decora Manufacturing has also applied for foreign protection for certain of its established and new technologies and has acquired certain trademark protection. In the interests of product development and establishment of a distribution network, certain of its technologies have been licensed to third parties. The Company has executed trade secrets and confidentiality agreements with its licensees and others to protect its proprietary rights as part of its overall secrecy protection program.

Customers

During fiscal 1994, sales to Rubbermaid represented 95% of Decora Manufacturing's revenues while during the first nine months of fiscal 1995, such sales totaled 92% of the Company's revenues. Con-Tact(R), Fabri Art(TM) and other related products are distributed through Rubbermaid on a nationwide basis to consumers in conjunction with the extensive product lines of Rubbermaid. The Company has also recently signed supply agreements with Norwall and Friedola both of which have the future potential of becoming significant contributors to Decora Manufacturing's business. Decora Manufacturing has approximately 50 customers in addition to Rubbermaid, Norwall and Friedola, primarily for its Industrial Products Group but also for international decorative product sales. Decora Manufacturing plans to develop strategic distribution relationships for its industrial products, similar to the relationship it has with Rubbermaid for its consumer products.

Competition

Although Con-Tact(R) and associated products are not sold by Decora Manufacturing to the ultimate consumer, competition experienced by Rubbermaid affects the purchase requirements under the Manufacturing Agreement and Decora Manufacturing's ultimate revenues. Management believes that the Con-Tact(R) product dominates the U.S. market for its class of decorative material as well as miscellaneous end-use surface protection applications. There are several similar products, including a low cost shelf liner produced and sold by Rubbermaid, which, in Management's opinion, have not significantly penetrated the market. Management believes that Decora Manufacturing (and ultimately Rubbermaid) compete effectively on the basis of price and the superior quality of their product.

Domestic and international markets for self-adhesive decorative products and industrial coating products are very competitive with competitors who are larger and have more financial resources than the Company. Management believes that the formulation and performance characteristics of Wearlon(R)-based products are unique, and that the proprietary technology utilized in several new products may provide a competitive advantage in certain applications. Management intends to focus on such specific applications. Other than Con-Tact(R) sold in the U.S., Decora Manufacturing does not yet have any significant market share in its various other consumer decorative or industrial coating products.

Seasonality

Decora Manufacturing generally experiences higher earnings in its first two fiscal quarters due to the purchase requirements of Rubbermaid to meet late spring and late summer slightly seasonal demand for Con-Tact(R). There is no identified seasonality for Decora Manufacturing's other products.

Employees

At May 31, 1995, the Company employed 172 people of which 169 were in Decora Manufacturing and three were employed in the Company's corporate office. One hundred and fifteen of Decora Manufacturing's employees are represented by a labor union. The contract with such union currently expires in April 1996. There have been no major work stoppages in recent years and the Company believes that its relations with its labor force are good.

DISCONTINUED OPERATIONS OF COMTEL INDUSTRIES, INC.

In April 1994, the Company decided to sell the operations of its last non-core subsidiary, ComTel Industries, Inc. ("ComTel"), headquartered in Tampa, Florida. ComTel is a full service telecommunications company which manufactures, sells and services new and used telephone equipment and proprietary accessories. The first step in the plan to divest the operations was completed in June 1994 with the sale of ComTel's El Paso, Texas manufacturing operation to a third party. The second phase was completed on March 31, 1995 with the sale of the Secondary Market and Services Division which was headquartered in Tampa, Florida, and the sale of the remaining operation located in Sanford, Florida was completed on June 14, 1995 (see "Management's Discussion and Analysis - Discontinued Operations").

PROPERTIES

Decora Manufacturing owns its 220,000 square foot facility located on approximately 12 acres in Fort Edward, New York. The Company's corporate headquarters are located within this facility.

Management of the Company believes that the facilities of the Company are adequate for present and foreseeable future needs including the addition of new consumer packaging operations in the facility.

LEGAL PROCEEDINGS

In May 1994, a complaint was filed by in the U.S. District Court, Eastern District of California, by Rudolph J. Burgin, a former employee of the Company's Elsco Lighting & Products, Inc. subsidiary prior to the Company's disposition of such entity. The complaint alleges various ERISA violations as well as a failure to pay benefits and seeks unspecified damages. The Company has been in negotiations to resolve this matter and anticipates settling the claim by payment of his accrued contributions. The Company believes that such amount will be less than $100,000.

In June 1992, a complaint was filed against the Company's ComTel Metals, Inc subsidiary in the 210th Judicial District Court of Texas, by a former employee of the subsidiary. The claim seeks damages stemming from the alleged wrongful termination of the plaintiff, although management believes that this claim has no merit. Trial is set for July 1995.

In July 1993, the Company's Decora Manufacturing subsidiary was notified by the Environmental Protection Agency ("EPA") that a site in which it disposed of hazardous waste has been named a Superfund site and that it is a potentially responsible party. It is likely that Decora Manufacturing will be required to contribute to the cost of cleanup of the site. The amount of such cleanup cost cannot be quantified at this time although the Company is pursuing a potential de minimis party settlement and has reserved an estimated amount based upon available information.

The Company and its subsidiaries are defendants in other pending actions, which, in the opinion of management of the Company, are not material to the Company's financial condition or results of operations. Although no assurances can be given regarding the ultimate outcome of such matters, the Company has accrued amounts for defense and settlement costs which the Company considers adequate.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information, present occupation, and business experience for the past five years of each director and executive officer, including those persons nominated to serve on the Board of Directors:

                                                                                              Year First
                                                                                                Became
Name                                Age                   Position                             Director
- ----------------------              ---              ----------------------------             ----------
Nathan Hevrony                      43               Director, Chairman,                         1988
                                                     Chief Executive Officer

Roger Grafftey-Smith                63               Director                                    1988

Gabriel Thomas                      53               Director                                    1991

Stephen Verchick                    54               Director                                    1993

Ronald Artzer                       52               Director                                    1994

Timothy N. Burditt                  40               Executive Vice President,                     -
                                                     Administration and Finance,
                                                     Secretary

Richard A. DeCoste                  56               Executive Vice President,                     -
                                                     Decora Industries; President
                                                     Decora Manufacturing,
                                                     Consumer Decorative Products Group

Frank J. Nolfi, Jr.                 63               Vice President - Finance,                     -
                                                     Decora Manufacturing


NATHAN HEVRONY. Mr. Hevrony has served as a director and secretary of the Company since August 1988. He was elected Chief Executive Officer and Chairman of the Board in September 1989. He was a Director of two publicly traded companies, until June 1988 while he was employed as a Director of Planning and Development at a publicly traded holding Company from June 1986 to June 1988.

ROGER GRAFFTEY-SMITH. Mr. Grafftey-Smith has served as a director of the Company since August 1988 and has been a managing partner of Grafftey-Smith & Associates since 1981, an international financial consulting firm. Mr. Grafftey-Smith also serves as a director of Americanino Capital Corporation, a publicly-traded corporation.

GABRIEL THOMAS. Mr. Thomas has served as a director of the Company since June 1991. He has served as President and Director of Unilab Corporation since December 1989. During the period from 1986 to 1991, Mr. Thomas has been a consultant in international marketing and management. In 1985 to 1986, he was a consultant to Frankfurt Consult, the mergers and acquisitions subsidiary of BHF Bank, Frankfurt, Germany.

STEPHEN H. VERCHICK. Mr. Verchick was elected to the Board of Directors in October 1993. He has been engaged in the private practice of law as President of Stephen H. Verchick & Associates, Professional Corporation, in Beverly Hills, California, for the past 24 years. Mr. Verchick is also President of Warner Capital Associates, a Los Angeles based investment banking and venture capital firm.

RONALD A. ARTZER. Mr. Artzer was elected to the Board of Directors in May 1994. In March 1994, Mr. Artzer became President and Chief Executive Officer of Signature Foods, a food processing and packaging company. From 1991 to 1993, Mr. Artzer served as President and Chief Executive Officer of Design Foods, a Division of Sara Lee Corporation. From 1988 to 1991, he was President of STP Consumer Services, Inc., a subsidiary of First Brands Corporation. From 1984 to 1988 he was President of Toddle House Restaurants, Inc., a subsidiary of Carson Pirie Scott & Company. Prior thereto, he served in various Executive Officer capacities of Sambo's Restaurants, Pepsi-Cola Company and General Foods Corporation.

Directors of the Company hold office until the next annual meeting of shareholders, until successors are elected and qualified or until their earlier resignation or removal.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors convened five formal meetings during the year ended March 31, 1994 and six formal meetings during fiscal 1995. In addition, the Board took action numerous times during the fiscal year by unanimous written consent. Management confers frequently with its directors on an informal basis to discuss Company affairs.

The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

The function of the Audit Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants and its financial and accounting staff and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company. The current members of the Audit Committee are Roger Grafftey-Smith, Gabriel Thomas and Stephen Verchick. The Audit Committee held one meeting during fiscal 1994 and two meetings in fiscal 1995 and took action by written consent.

The Compensation Committee is generally authorized to review and recommend to the Board the compensation to be paid to the Company's principal officers and to administer the Company's 1987 Stock Option Plan. The current members of the Compensation Committee are Roger Grafftey-Smith (Chairman), Gabriel Thomas and Stephen Verchick. The Compensation Committee held three meetings during fiscal 1994 and took action several times by written consent.


COMPENSATION OF DIRECTORS

Directors are paid $1,000 for each Board meeting which they attend, and $500 for each committee meeting which they attend. Directors may also receive stock options under the Company's 1987 Stock Option Plan, or by other grant by the Company. The Company reimburses directors for reasonable expenses incurred in connection with their attendance at meetings and other Company related functions.

EXECUTIVE OFFICERS

TIMOTHY N. BURDITT. Mr. Burditt was named as Executive Vice President, Administration and Finance in April 1993 and was named Secretary in August 1993. From 1991 until his employment with the Company, Mr. Burditt was President and Chief Operating Officer of Monitor Television, Inc., a Boston area cable and broadcasting television station and worldwide shortwave radio network. Prior to his employment with Monitor, Mr. Burditt was Vice President, Investment Banking, of Fleet Associates, Inc., an investment banking firm, from 1988 through 1991, Senior Associate for Investment Banking for the First Boston Corporation from 1986 to 1987 and held various positions with GE Capital, Inc. from 1983 to 1986.

RICHARD A. DECOSTE. Mr. DeCoste was named as the President of the Company's Decora Manufacturing subsidiary in January 1993. In February 1994, Mr. DeCoste became President of its Consumer Decorative Products Group. In November 1994, he became Executive Vice President of the Company. From 1989 through 1991 Mr. DeCoste was President of Plural Technologies, a manufacturer of commercial coatings. In addition, he has owned DeCoste Remodeling/Design, a building materials company since 1987.

FRANK J. NOLFI, JR. Mr. Nolfi has served as Vice President - Finance of the Company's Decora Manufacturing subsidiary since the Company's acquisition in April 1990. He served in the same position for the Uniglass Industries division of the prior owner, United Merchants and Manufacturers, Inc.

Officers of the Company are elected by the Board of Directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the Board of Directors. There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company. Richard DeCoste was an officer of Plural Technologies, Inc. when it filed a petition for bankruptcy under Chapter 7 of the Bankruptcy Code in September 1991.

                             EXECUTIVE COMPENSATION

The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and to its most highly compensated executive officers during the fiscal years ended March 31, 1994, 1993 and 1992.


                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                               ----------------------------------                 ----------------------
                                FISCAL
NAME AND PRINCIPAL POSITION      YEAR           SALARY(1)                BONUS                         STOCK OPTIONS
- ---------------------------     ------         -----------             ----------                      -------------

Nathan Hevrony                   1994          $125,000                                                        --
Chief Executive Officer          1993          $125,000(2)             $25,000(2)                              --
                                 1992          $120,000                    --                              750,000

Richard Winslow                  1994          $ 90,000                    --                                  --
Executive Vice President         1993          $ 94,061(3)             $15,000                             250,000(3)
President, ComTel                1992          $148,000                    --                                  --
 Industries, Inc.

Timothy N. Burditt               1994          $ 81,000(2)                 --                                  --
Executive Vice President,        1993               --                     --                              100,000
 Administration & Finance        1992               --                     --                                  --

Thomas J. Burns                  1994          $110,000                $10,000                                 --
Vice President, Finance          1993          $110,000                $25,000                                 --
                                 1992            96,000                    --                               50,000(6)

Walter E. Buske                  1994          $130,000                       (5)                          350,000(4)
President, Decora                1993               --                     --                                  --
 Manufacturing                   1992               --                     --                                  --

Richard DeCoste                  1994          $116,000                    --                                  --
Executive Vice President,        1993          $ 32,900                    --                               75,000(7)
 Decora Manufacturing            1992               --                     --                                  --


- -----------------------
(1) Messrs. Hevrony, DeCoste and Burditt were compensated pursuant to employment agreements. See "Employment Agreements", below.

(2) See "Employment Agreements", below.

(3) In addition to his salary during fiscal 1993, the Company's ComTel subsidiary forgave $34,204 as partial forgiveness of a promissory note originally in the principal amount of $127,732, executed in favor of ComTel by Mr. Winslow. Such forgiveness was a condition of and a part of the consideration for the Company's acquisition of ComTel, and is not considered to be part of Mr. Winslow's annual salary.

(4) Although Mr. Buske was originally granted 350,000 options, the Company and Mr. Buske have agreed to reduce the number to 50,000. Mr. Buske is no longer employed by Decora Manufacturing.

(5) Mr. Buske's bonus was to be determined at the end of each fiscal year in accordance with guidelines established in his employment agreement. His employment agreement is no longer in effect.

(6) Although Mr. Burns was originally granted 100,000 options, the Company and Mr. Burns have agreed that the number of options shall be reduced to 50,000 and to reduce his bonus. Mr. Burns is no longer employed by the Company.

(7) Options vest on a quarterly basis, with one-third vesting during each fiscal year from the date of grant.


- -----------------------

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Mr. Hevrony, its Chief Executive Officer which has recently been extended for an additional three years until May 31, 1997. The prior agreement provided for minimum annual compensation in the amount of $125,000 for the first year, which sum was to be adjusted upward by the Board of Directors in subsequent years. In August 1993 the Compensation Committee increased Mr. Hevrony's salary to $185,000 per year; however, Mr. Hevrony elected not to draw on this higher amount pending resolution of the outstanding refinancing and settlement transactions. The extended agreement provides for an annual salary of $185,000 and a cash bonus of up to $60,000 for the fiscal year ended March 31, 1995. The maximum of $60,000 shall be paid if the Company's earnings per share are twice the prior year's earnings. Such amount shall be prorated proportionately down as earnings per share decrease. No bonus shall be paid unless earnings per share exceed the prior year's amount ($.06 per share). In addition, during August 1994, Mr. Hevrony received an option to purchase up to 400,000 shares at $2.00 per share. The options vest as follows: 150,000 vest if the share price is $3.00 or more for 30 consecutive days and 250,000 shall vest if the share price is $4.00 or more for 30 consecutive days any time until May 31, 1997. None of these options are vested at this time. The agreement shall terminate upon breach of a material term of the agreement or upon the permanent disability of Mr. Hevrony. In the event of termination without cause (as defined in such agreement), Mr. Hevrony is entitled to receive compensation for the remainder of the term of the agreement (through May 31, 1997) and an additional 24 month period.

    The Company has entered into a three year employment agreement with Mr. DeCoste which initially provides for minimum annual compensation in the amount of $90,000. During fiscal 1994, such amount was increased to $125,000. In addition, such agreement provides for an annual bonus of up to $37,500 contingent upon certain performance criteria. Upon termination without cause, Mr. DeCoste is entitled to receive compensation and health and medical benefits for a period of one year from the date of termination.

    The Company has entered into a three year employment agreement with Mr. Burditt which provides for a minimum annual compensation in the amount of $90,000. In addition, such agreement provides for an annual bonus in the amount of $27,000. Upon termination without cause, Mr. Burditt is entitled to receive any earned but unpaid bonuses on a pro-rata basis, plus compensation in the amount of twelve months during the first year of the term, nine months compensation during the thirteenth to eighteenth month of the term and the lesser of six months or until the end of the Term if terminated after the eighteenth month.

                OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1994

                                                                                              POTENTIAL REALIZABLE
                                         % OF TOTAL                                            VALUE AT ASSUMED
                                           OPTIONS                                        ANNUAL RATES OF STOCK PRICE
                                         GRANTED TO    EXERCISE PRICE                   APPRECIATION FOR OPTION TERM(2)
                           OPTIONS      EMPLOYEES IN      PER SHARE      EXPIRATION    ---------------------------------
     NAME                  GRANTED      FISCAL YEAR         ($/SH)        DATE(1)         0%           5%          10%
- ---------------           ----------    ------------   --------------    ----------    -------      --------    --------
Timothy Burditt           100,000(3)        100%            $1.70         7/1/03       $30,000      $106,900    $270,900

- -----------------------

(1) Options have a term of ten years, subject to termination upon the termination of employment. Unvested options are subject to acceleration upon a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity (unless the terms of such agreement specifically provide for the assumption of such options), or in the event of the sale or transfer of substantially all of the Company's assets.

(2) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, compounded on an annual basis. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions. The amounts reflected in this table may not necessarily be achieved.

(3) Options were granted at 85% of market value (closing bid price for the Company's Common Stock as reported by NASDAQ) at date of grant. Options vest 50% on July 1, 1993, 25% on July 1, 1994 and 25% on July 1, 1995.


                AGGREGATED MARCH 31, 1994 YEAR END OPTION VALUES

                                                                             VALUE OF UNEXERCISED
                          NUMBER OF UNEXERCISED OPTIONS                      IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR END                             AT FISCAL YEAR END
                          -----------------------------                  -------------------------------
     NAME                 EXERCISABLE     UNEXERCISABLE                  EXERCISABLE    UNEXERCISABLE(3)
- ---------------           -----------     -------------                  -----------    ----------------
Nathan Hevrony            750,000                  0                        $ -0-            $ -0-

Richard Winslow           191,500(1)(2)       83,500                        $ -0-            $ -0-

Timothy Burditt            50,000(1)(2)       50,000                        $ -0-            $ -0-

Richard DeCoste            31,425(1)(2)       43,755                        $ -0-            $ -0-

- -----------------------

(1) Options were granted at 85% of market value (closing bid price for the Company's Common Stock as reported by NASDAQ) at date of grant.

(2) Options have a term of ten years, subject to termination upon the termination of employment. Unvested options are subject to acceleration upon a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity (unless the terms of such agreement specifically provide for the assumption of such options), or in the event of the sale or transfer of substantially all of the Company's assets.

(3) Value of unexercised in-the-money options was calculated using the average of the bid and asked price for the Company's stock on March 31, 1994.

During fiscal 1994 none of the executive officers exercised any outstanding stock options. The only unexercised options held by such executive officers as of March 31, 1994, are shown in the table above.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1993, the Company did not have a Compensation Committee. Nathan Hevrony, the Company's Chief Executive Officer, participated in deliberations with the other members of the Board of Directors regarding the compensation, including salary, bonus and option grants, of the Company's executive officers. As Mr. Hevrony is compensated pursuant to a three year employment agreement which established prearranged salary and bonus levels (See "Employment Agreements"), the Board did not consider Mr. Hevrony's salary or bonus during fiscal 1993, although the Compensation Committee has since reviewed his compensation and provided an increase in salary to Mr.
Hevrony as well as additional options.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth as of June 5, 1995, certain information with respect to the Common Stock of the Company which may be deem ed to be beneficially owned by each stockholder who is known by the Company to own more than 5% of the outstanding Common Stock, by each director of the Company and by all directors and officers as a group.

     NAME AND                                                                                             PERCENT
    ADDRESS OF                               COMMON                OTHER                                     OF
 BENEFICIAL OWNER(1)                          STOCK              SECURITIES          TOTAL                 CLASS
- --------------------------                   -------             ----------        ---------              -------

Nathan Hevrony                               753,750             750,000(2)        1,503,750               4.6%
1 Mill Street
Fort Edward, NY  12828

Gabriel Thomas                                   -0-             262,000(2)          262,000                (4)
1 Mill Street
Fort Edward, NY  12828

Roger Grafftey-Smith                         375,000             262,000(2)          637,000               2.0%
1 Mill Street
Fort Edward, NY  12828

Stephen H. Verchick                              -0-              75,000(2)           75,000                (4)
21550 Oxnard Street
Suite 300
Woodland Hills, CA  91367

Ronald Artzer                                    -0-              50,000(2)           50,000                (4)
315 Mullins Street
Mullins, South Carolina  29574


Timothy N. Burditt                               -0-             100,000(2)          100,000                (4)
1 Mill Street
Fort Edward, NY 12828

Richard DeCoste                                  -0-              68,745(2)           68,745                (4)
1 Mill Street
Fort Edward, NY 12828

Frank J. Nolfi, Jr.                              -0-                 -0-                 -0-                (5)
1 Mill Street
Fort Edward, NY  12828

Robert W. Johnson, IV(6)                     926,909(3)        1,207,353(2)(5)     2,134,262               6.6%
The Johnson Company
630 Fifth Avenue
Suite 918
New York, NY 10111

All directors and officers as
a group including the named
persons (10 persons)                       1,138,750           1,897,745           3,036,495               9.3%

- -----------------------

(1) Unless otherwise indicated, each person included in the table has sole investment power and sole voting power with respect to the securities beneficially owned.

(2) The amounts shown reflect shares of common stock underlying stock options, convertible notes or warrants which are exercisable within 60 days of June 5, 1995.

(3) Mr. Johnson disclaims beneficial interest in 40,000 shares which are held by a trust for which he is a trustee.

(4) Each of these persons owns less than 1% of the outstanding common stock of the Company.

(5) Includes 882,353 shares issuable upon the conversion of the Johnson Note.

(6) Pursuant to the terms of a Note and Warrant Agreement, dated November 3, 1992, by and between the Company and Mr. Johnson, the Company is obligated to name Mr. Johnson as a director nominee. Mr. Johnson has indicated to the Company that he does not intend to exercise such right at the present time.

- -----------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 1994, the Company issued options to Stephen Verchick, a director of the Company, to purchase 75,000 shares of common stock and to Ronald Artzer, also a director, an option to purchase 50,000 shares of common stock both at an exercise price of $1.25 per share, exercisable for five years.

In January 1995, the Company entered into a consulting agreement with Gabriel Thomas, a director of the Company where Mr. Thomas is paid $75,000 per annum for consulting services which includes assistance with European operations.

                    PLAN OF DISTRIBUTION AND USE OF PROCEEDS

The Company will issue certain shares, within seven business days of the effectiveness of its registration statement, in settlement of litigation with the Rabinowitz family, the former owners of its discontinued Yorkville Industries, Inc. subsidiary (the "Settlement Shares") as follows: (i) 768,307 shares of common stock; (ii) the number of shares of its common stock determined by dividing $587,250 by the average of the closing bid price for the 60 consecutive trading days prior to the effective date of the registration statement but in no event less than 475,000 shares; and (iii) in the event that the average closing bid price during the 30 consecutive trading days before the effective date of the registration statement, and the 30 consecutive trading days after the effective date of the registration statement do not exceed $587,250, the Company will issue the number of additional shares of its common stock necessary to achieve a net sales value of $587,250 for the shares issued described in subparagraph (ii) above. The Settlement Shares will be issued to members of the Rabinowitz family as settlement of amounts owed to them by the Company for the purchase of Yorkville which occurred in December 1989. In connection with such settlement which was finalized in July 1994, the Company agreed to register such Settlement Shares under the Act. This Prospectus was prepared pursuant to the foregoing contractual commitment to register the Settlement Shares. The Company will bear all costs and expenses of the registration of the Shares under the Act and certain state securities laws, other than fees of counsel (if any) retained by the Security Holders.

The Settlement Shares will be issued in settlement of claims against the Company. No cash will be paid to the Company, although the Security Holders have a judgment of $1,587,000 which will be satisfied by issuance of shares under this registration statement. Further, as part of the settlement with the Security Holders, the Company has agreed to pay up to $7,500 of their brokerage commissions for the sale of Shares. The Security Holders have agreed with the Company that they may sell only as many Shares as Rule 144 of the Act would permit.

                           DESCRIPTION OF SECURITIES

GENERAL

The Company's authorized capital stock consists of 45,000,000 shares of Common Stock, $.01 par value per share and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

Holders of Common Stock are entitled to one vote, either in person or by proxy, for each share held of record by them on all matters submitted to a vote of stockholders. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of any Preferred Stock. In the event of liquidation or dissolution and winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment of liabilities and after provision has been made for each class of stock, including any Preferred Stock outstanding at that time, that has preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, when issued, the Option Shares and Warrant Shares of Common Stock offered under this Prospectus will be, fully paid and nonassessable.

PREFERRED STOCK

Shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, powers, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. As of the date of this Prospectus, the Company has no current plans for the issuance of any shares of Preferred Stock. However, any Preferred Stock that may be issued in the future could rank prior to the Common Stock offered hereby with respect to dividend rights and rights on liquidation. The Board of Directors may, without stockholder approval, issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock offered hereby or create impediments to persons seeking to gain control of the Company, although there is no present intention to do so. See "Certain Factors."

TRANSFER AGENT

The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

Certain legal matters in connection with the issuance of the securities offered hereby, will be passed upon for the Company by Miller & Holguin, Attorneys at Law, 2029 Century Park East, Suite 1060, Los Angeles, California 90067, counsel for the Company. Miller & Holguin and/or its principals are the beneficial owners of 787,857 shares of the Company's Common Stock and the beneficial owners of an option to purchase 150,000 shares of the Company's Common Stock.

                                    EXPERTS

The consolidated financial statements of Decora Industries, Inc. included in this prospectus, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report appearing herein, and are included in reliance on their report given on the authority of that Firm as experts in accounting and auditing.

                    INDEX TO AUDITED FINANCIAL STATEMENTS

INDEX TO AUDITED FINANCIAL STATEMENTS

         Report of Independent Accountants..................................F-2

         Consolidated Balance Sheets........................................F-3

         Consolidated Statements of Operations..............................F-5

         Consolidated Statements of Cash Flows..............................F-6

         Consolidated Statements of Stockholders' Equity (Deficit)..........F-7

         Notes to the Consolidated Financial Statements.....................F-8

INDEX TO UNAUDITED FINANCIAL STATEMENTS

         Consolidated Balance Sheets........................................F-22

         Consolidated Statements of Operations (nine months)................F-24

         Consolidated Statements of Cash Flows..............................F-25

         Notes to Unaudited Consolidated Financial Statements...............F-26

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of
Decora Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Decora Industries, Inc. and its subsidiaries at March 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Syracuse, New York
July 29, 1994

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                        MARCH 31,
                                                                                1994                 1993

ASSETS

Current assets:

   Cash and cash equivalents                                                $   320,000         $   366,000
   Accounts receivable, less allowance for
    doubtful accounts of $71,000 and
    $197,000                                                                  3,907,000           4,434,000
   Inventories (Notes 1 and 3)                                                3,008,000           5,949,000
   Prepaid expenses and other current assets                                    364,000             862,000
                                                                            -----------         -----------

        Total current assets                                                  7,599,000          11,611,000

Property and equipment, net (Notes 1 and 4)                                   7,898,000          10,333,000

Intangibles, net (Notes 1 and 2)                                             12,314,000          12,530,000

Net non-current assets of discontinued operations -
 ComTel (Note 2)                                                              2,115,000                 --

Other assets                                                                     97,000             478,000
                                                                            -----------         -----------

        Total Assets                                                        $30,023,000         $34,952,000
                                                                            ===========         ===========

          See accompanying notes to consolidated financial statements.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                        MARCH 31,
                                                                               1994                 1993
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                                        $  3,749,000         $  4,299,000
   Accrued liabilities                                                        1,949,000            2,244,000
   Current portion of long-term debt (Note 5)                                   875,000            4,664,000
   Net current liabilities of discontinued
    operations - ComTel in 1994 and
    Yorkville in 1993 (Note 2)                                                  511,000            2,308,000
                                                                           ------------         ------------

        Total current liabilities                                             7,084,000           13,515,000

Long-term debt (Note 5)                                                      11,314,000           14,219,000
Liabilities settled in refinancing (Note 13)                                  6,284,000                  --
Net non-current liabilities of discontinued
 operations - Yorkville (Note 2)                                              1,339,000            3,927,000
                                                                           ------------         ------------

        Total liabilities                                                    26,021,000           31,661,000
                                                                           ------------         ------------

Warrants in subsidiary (Note 5)                                               1,425,000            1,625,000
                                                                           ------------         ------------
Shareholders' equity:
   Preferred stock, $0.01 par value;

    5,000,000 shares authorized
   Common stock, $.01 par value;
    45,000,000 and 35,000,000 shares
    authorized; 29,859,000 and
    29,389,000 shares issued and
    outstanding (Note 6)                                                        299,000              294,000
   Additional paid-in capital                                                27,588,000           26,830,000
   Accumulated deficit                                                      (25,310,000)         (25,458,000)
                                                                           ------------         ------------

        Total shareholders' equity                                            2,577,000            1,666,000
                                                                           ------------         ------------

Commitments and Contingencies (Notes 9 and 10)
                                                                           ------------         ------------

        Total Liabilities and Shareholders' Equity                         $ 30,023,000         $ 34,952,000
                                                                           ============         ============

          See accompanying notes to consolidated financial statements.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED MARCH 31,
                                                            1994                 1993                 1992

Revenues                                                $39,955,000          $38,543,000          $40,751,000

Cost of goods sold                                       29,569,000           30,104,000           32,216,000
                                                        -----------          -----------          -----------
Gross profit                                             10,386,000            8,439,000            8,535,000

Marketing, general and administrative
 expense                                                  6,194,000            5,332,000            5,244,000
                                                        -----------          -----------          -----------

Operating income                                          4,192,000            3,107,000            3,291,000

Interest expense                                          2,451,000            2,514,000            3,923,000
                                                        -----------          -----------          -----------
Income (loss) from continuing
 operations before taxes                                  1,741,000              593,000             (632,000)

Provision (benefit) for taxes (Notes 1 and 8)               112,000              (30,000)            (204,000)
                                                        -----------          -----------          -----------
Income (loss) from continuing operations                  1,629,000              623,000             (428,000)
                                                        -----------          -----------          -----------
Discontinued operations (Note 2):
    Income (loss) from operations - ComTel               (1,269,000)              68,000              246,000
    Income (loss) from operations - Yorkville                   --                   --              (379,000)
    Provision for discontinued operations - ComTel         (212,000)                 --                   --
    Provision for discontinued operations -
     Yorkville                                                  --                   --            (8,540,000)
                                                        -----------          -----------          -----------

Income (loss) from discontinued operations               (1,481,000)              68,000           (8,673,000)
                                                        -----------          -----------          -----------
Net income (loss)                                       $   148,000          $   691,000          $(9,101,000)
                                                        ===========          ===========          ===========

Income (loss) per common share (Note 1):
    Continuing operations                               $      0.06          $      0.02          $     (0.02)
    Discontinued operations - Yorkville                         --                   --                 (0.44)
    Discontinued operations - ComTel                          (0.05)                0.01                 0.02
                                                        -----------          -----------          -----------
Income (loss) per common share                          $      0.01          $      0.03          $     (0.44)
                                                        ===========          ===========          ===========

Average shares of common stock used in
 computation of income (loss) per
 share (Note 1)                                          29,690,000           27,587,000           20,840,000
                                                        ===========          ===========          ===========

          See accompanying notes to consolidated financial statements.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         YEAR ENDED MARCH 31,
                                                            1994                 1993                 1992
Cash flows from operating activities:
    Net income (loss)                                   $   148,000          $   691,000          $(9,101,000)
    Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
       Depreciation and amortization                      1,534,000            1,966,000            1,864,000
       Amortization of debt discount                        261,000              184,000              194,000
       Loss on disposal of fixed assets                         --                 9,000              170,000
       Provision for loss on disposal of
        discontinued operations                             212,000                  --             7,726,000
       Accrued interest on debt converted
        to common stock                                         --                   --               251,000
       Stock issued for services                                --                   --               342,000
       Net changes in current assets and
        liabilities, exclusive of acquisitions and
        dispositions of subsidiaries (Note 12)              555,000             (463,000)             764,000
                                                        -----------          -----------          -----------
Net cash provided by operating activities                 2,710,000            2,387,000            2,210,000
                                                        -----------          -----------          -----------
Cash flows from investing activities:
    Proceeds from sale of discontinued operations               --                   --               325,000
    Cash of discontinued operations                         (66,000)                 --                   --
    Purchase of fixed assets                             (1,275,000)          (1,298,000)          (1,396,000)
    Decrease in liabilities - discontinued
     operations                                            (376,000)          (1,787,000)                 --
                                                        -----------          -----------          -----------
Net cash used in investing activities                    (1,717,000)          (3,085,000)          (1,071,000)
                                                        -----------          -----------          -----------
Cash flows from financing activities:
    Proceeds from additional borrowings                   1,050,000            5,131,000            2,656,000
    Repayment of debt                                    (2,600,000)          (6,168,000)          (5,611,000)
    Proceeds from exercise of stock options                     --               228,000                  --
    Proceeds from issuance of common stock                      --             1,207,000            1,086,000
    Stock issued in connection with
     debt restructuring                                     230,000              150,000                  --
    Stock issued to pay interest expense                    133,000                  --                   --
    Stock issued in acquisition                             400,000                  --                   --
    Accretion (reduction) of warrants
     in subsidiary                                         (200,000)            (125,000)             350,000
    Other                                                   (52,000)              42,000                  --
                                                        -----------          -----------          -----------
Net cash provided by (used in)
 financing activities                                    (1,039,000)             465,000           (1,519,000)
                                                        -----------          -----------          -----------
Net increase (decrease) in cash                             (46,000)            (233,000)            (380,000)
Cash at beginning of period                                 366,000              599,000              979,000
                                                        -----------          -----------          -----------
Cash at end of period                                   $   320,000          $   366,000          $   599,000
                                                        ===========          ===========          ===========

          See accompanying notes to consolidated financial statements.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                   COMMON STOCK
                                       ------------------------------------
                                                                  ADDITIONAL
                                                       PAR         PAID-IN       ACCUMULATED
                                         SHARES       VALUE        CAPITAL         DEFICIT
Balance at March 31, 1991              17,658,000    $177,000    $17,302,000    $(17,048,000)

   Common shares issued in
    private placements                  1,670,000      17,000      1,069,000             --
   Debentures converted to
    common shares                       6,140,000      61,000      4,277,000             --
   Common shares issued
    for services                          312,000       3,000        309,000             --
   Stock options exercised                 50,000       1,000         25,000             --
   Common shares issued in
    litigation settlement                  26,000         --          30,000             --
   Net loss                                   --          --             --       (9,101,000)
                                       ----------    --------    -----------    ------------
Balance at March 31, 1992              25,856,000     259,000     23,012,000     (26,149,000)

   Common shares issued in
    private placements                    782,000       8,000      1,199,000             --
   Common shares issued in
    debt restructuring                  1,691,000      17,000      1,853,000             --
   Interest paid in common
    shares                                 90,000       1,000        179,000             --
   Stock options exercised                733,000       7,000        221,000             --
   Common shares issued in
    litigation settlement                  94,000       1,000        126,000             --
   Other                                  143,000       1,000        240,000             --
   Net income                                 --          --             --          691,000
                                       ----------    --------    -----------    ------------
Balance at March 31, 1993              29,389,000     294,000     26,830,000     (25,458,000)

   Interest paid in
    common shares                          96,000       1,000        132,000             --
   Common shares issued in
    acquisition                           200,000       2,000        398,000             --
   Other                                  174,000       2,000        228,000             --
   Net income                                 --          --             --          148,000
                                       ----------    -------    ------------    ------------
Balance at March 31, 1994              29,859,000    $299,000    $27,588,000    $(25,310,000)
                                       ==========    ========    ===========    ============


          See accompanying notes to consolidated financial statements.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Decora Industries, Inc. (the "Company"), formerly Utilitech, Incorporated, is a holding company primarily engaged in the development, manufacture, and sale of consumer decorative products and of specialty industrial products, utilizing its proprietary pressure-sensitive, self-adhesive, release and protective technologies. The Company operates through its wholly-owned subsidiary, Decora Manufacturing. In April 1994, management decided to discontinue the operations of a second wholly-owned subsidiary, ComTel Industries, Inc. ("ComTel"), which manufactures, installs and services telecommunications equipment and systems (see Note 2). Accordingly, the continuing operations of the Company now comprise the various divisions of Decora Manufacturing, which constitutes a single significant business segment.

        BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
        The consolidated financial statements include the accounts of Decora Industries, Inc., its operating subsidiary and the discontinued subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified on the consolidated financial statements to reflect the discontinued operation.

        The financial statements have been prepared on a going concern basis. Management recently entered into a Refinancing and Settlement Transaction as more fully described in Note 13. Subsequent to such transaction, management believes that the future liquidity and debt service needs of the Company and its subsidiaries will be provided for adequately through operations.

        CASH AND CASH EQUIVALENTS
        The Company invests surplus cash in highly liquid debt instruments which have original maturities of less than three months and are considered to be cash equivalents.

        SERVICE AND PRODUCT REVENUES
        Revenues from sales of products and services are recognized when products are shipped and services are performed.

        INVENTORIES
        Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes materials, labor and manufacturing overhead.

        DEPRECIATION
        Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to thirty years.

        INTANGIBLES
        The excess of the aggregate purchase price over the fair market value of the net assets of businesses acquired has been recorded as goodwill and is being amortized on a straight-line basis over periods ranging from ten to forty years. Trademarks are being amortized over twenty years.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

        EARNINGS/LOSS PER SHARE
        The number of shares of common stock and common stock equivalents used in the computation of earnings/loss per share for each period is the weighted average number of shares of common stock outstanding during the periods and, if dilutive, common stock options, warrants and convertible securities which are common stock equivalents. Fully diluted earnings/loss per share is not presented for each of the periods since the effect would be anti-dilutive.

        INCOME TAXES
        The Company adopted in fiscal year 1993 the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), retroactive to April 1, 1992. SFAS 109 required a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. The Company has not recognized the benefit of any net operating loss carryforwards as the result of adopting SFAS 109.

        RESEARCH AND DEVELOPMENT
        Company-sponsored research and development costs related to both present and future products are expensed currently. Research and development expenses amounted to $1,364,000, $1,639,000 and $967,000 in fiscal 1994,
        1993 and 1992, respectively.

2.      DISCONTINUED OPERATIONS

        Yorkville Industries, Inc. - In January 1992, the Company sold substantially all of Yorkville's inventory and other fixed assets to an unrelated third party for approximately $325,000. Certain product lines, compatible with other ongoing businesses of the Company, were retained. The trademark associated with these product lines is included in the financial statements and is being amortized over twenty years. The remaining assets of Yorkville have been liquidated and the proceeds used to reduce the obligation to Yorkville's former secured lender, Chase Manhattan Bank ("Chase"). Concurrent with the sale, Yorkville ceased operations. Yorkville had been acquired by the Company in December 1989.

        Revenues of Yorkville's discontinued operations for fiscal 1992 were $3,033,800. The net liabilities of these operations have been included in net liabilities of discontinued operations based on the applicable balance sheet classifications. The composition of net liabilities relating to Yorkville is as follows:

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                                                            March 31,
                                                    1994                 1993
Cash                                            $     2,000         $    45,000
Receivables                                          60,000              29,000
Accrued liabilities                                (125,000)           (315,000)
Due to Chase Manhattan Bank                      (3,885,000)         (3,506,000)
Due to Former Yorkville owners                   (1,911,000)         (2,488,000)
                                                -----------         -----------

                                                 (5,859,000)         (6,235,000)

Less amounts settled (Note 13)                    4,520,000                --
                                                -----------         -----------

    Total net liabilities                       $(1,339,000)        $(6,235,000)
                                                ===========         ===========

Net current liabilities                         $      --           $(2,308,000)
                                                ===========         ===========

Net non-current liabilities                     $(1,339,000)        $(3,927,000)
                                                ===========         ===========


The Company had entered into a repayment and forbearance agreement with Chase for the Yorkville debt which had previously been guaranteed by the Company and a binding settlement pursuant to a court stipulation with the former owners of Yorkville (the "Former Yorkville Owners") requiring cash payments and the registration and issuance of the common stock of the Company to the Former Yorkville Owners. Pursuant to the Refinancing and Settlement transaction completed on July 22, 1994 (see Note 13), the Chase obligation was fully satisfied, and the remaining obligation to the Former Yorkville Owners consists of registering and issuing no less than 875,000 shares of common stock of the Company to the Former Yorkville Owners by June 30, 1995 with an aggregate minimum value of $1,587,000. The present value of the remaining payments (cash and stock) which had been due under the forbearance and settlement agreements as of March 31, 1994 and prior to the Refinancing and Settlement Transaction are included in the consolidated balance sheet in net liabilities of discontinued operations. As a result of completion of the Refinancing and Settlement Transaction, all such net liabilities have been classified as long-term (see
Note 13).

ComTel Industries, Inc. - In April 1994, management of the Company decided to divest its telecommunications services and manufacturing operations ("ComTel") and recorded a pretax charge of $212,000 to provide for the comprehensive divestiture of the operations of this subsidiary. In June 1994, the Company sold the assets of ComTel's El Paso, Texas manufacturing operation. The Company anticipates that the sale of the remaining operations will be completed by the end of fiscal 1995 and that proceeds from the sale of the operations will be used primarily to reduce debt.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

        The results of operations of ComTel have been reported as discontinued operations in the accompanying financial statements and consist of the following:

                                     1994              1993              1992
Revenues                         $ 11,603,000      $ 13,378,000     $ 10,243,000
Operating Income (Loss)          $ (1,269,000)     $    360,000     $    397,000
Net Income (Loss)                $ (1,481,000)     $     68,000     $    246,000

        The net assets and liabilities of these operations have been included in net assets or liabilities of discontinued operations based on the appropriate balance sheet classifications.

        The composition of net assets of discontinued operations for ComTel are as follows:

                                                                 MARCH 31, 1994
Cash                                                                $    66,000
Receivables                                                           1,582,000
Inventories                                                           3,423,000
Property and equipment, net                                           2,587,000
Other assets                                                            283,000
Current portion of long-term debt (Note 5)                           (3,143,000)
Other current liabilities                                            (2,439,000)
Long term liabilities                                                  (755,000)
                                                                    -----------
    Net assets of discontinued operations                           $ 1,604,000
                                                                    ===========

Net non-current assets                                              $ 2,115,000
Net current liabilities                                                (511,000)
                                                                    -----------
    Net assets of discontinued operations                           $ 1,604,000
                                                                    ===========

3.      INVENTORIES

                                                            March 31,
                                                     1994                1993
Inventories consist of:
     Raw materials                               $1,803,000           $2,914,000
     Work-in-process                                814,000            1,288,000
     Finished goods                                 391,000            1,747,000
                                                 ----------           ----------

                                                 $3,008,000           $5,949,000
                                                 ==========           ==========

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

4.      PROPERTY AND EQUIPMENT

        Property and equipment, at cost, consist of the following:

                                                            MARCH 31,
                                                     1994                1993
Land and buildings                               $ 3,885,000         $ 3,885,000
Vehicles and related equipment                        38,000             295,000
Machinery and equipment                            7,038,000           8,761,000
Furniture and fixtures                               285,000             444,000
Leasehold improvements                               617,000           1,484,000

                                                 -----------         -----------

                                                  11,863,000          14,869,000
Less accumulated depreciation                      3,965,000           4,536,000
                                                 -----------         -----------

                                                 $ 7,898,000         $10,333,000
                                                 ===========         ===========


5.      DEBT

        Debt consists of the following:

                                                            MARCH 31,
                                                      1994              1993
Decora Industries, Inc. Credit Facility (a)      $    564,000      $    964,000
Decora Manufacturing Acquisition Debt (b)           9,500,000        11,500,000
Decora Manufacturing Line of Credit (b)             1,194,000           694,000
ComTel Term Loan (c)                                                    900,000
ComTel Line of Credit (c)                                             1,687,000
ComTel Acquisition Debt (c)                                             673,000
Convertible Notes (d)                               2,200,000         1,650,000
Note Payable to Former Director (e)                 1,200,000         1,200,000
Other                                                                   581,000
                                                 ------------      ------------
                                                   14,658,000        19,849,000

Less:  Amounts due within one year                   (875,000)       (4,664,000)
       Amounts Settled (a and e) (Note 13)         (1,764,000)
       Unamortized Debt Discount                     (705,000)         (966,000)
                                                 ------------      ------------

                                                 $ 11,314,000      $ 14,219,000
                                                 ============      ============

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

   (a) During fiscal 1990, the Company entered into a $4 million credit facility with InterEast Capital Limited ("IECL") for working capital and to partially finance the acquisitions of Decora and Yorkville. Interest was charged at 12% per annum. In addition, the Company granted a warrant to IECL to purchase 550,000 shares of common stock at $1 per share with a decreasing exercise price under certain circumstances. On November 23, 1992, the Company entered into an amendment agreement with IECL to settle the amount due (approximately $3,900,000, including interest), which had been in default. Pursuant to the agreement, the Company issued 860,000 shares of its common stock (valued at $1.40 per share) in satisfaction of $1,204,000 of the amount due, repaid $1,700,000 in cash, and restructured the remaining obligation of $964,200 to a convertible note due July 1993, bearing interest at 12% per annum. The note was convertible into common stock of the Company at a rate of $1.40 per share at any time the note was outstanding. In consideration for the restructuring of the obligation, the extension of the credit and the forbearance of the defaults, the Company issued 550,000 shares under warrants in connection with the original loan in fiscal 1990 and waived payment of the exercise price. The value of the 550,000 shares ($385,000) has been reflected as additional interest expense in the consolidated financial statements. During July 1993, the balance of the note was further restructured. The Company repaid $400,000 in cash, and repayment of the remaining obligation ($564,000) was extended to February 1994. The remaining balance was repaid in the Refinancing and Settlement Transaction described in Note 13.

   (b) The acquisition of Decora Manufacturing in fiscal 1991 was partially financed by a $10 million term loan payable in quarterly instalments of $500,000, plus interest at prime plus 1-1/2%. The balance outstanding at March 31, 1994 and 1993 was $2,500,000 and $4,500,000, respectively. The loan is secured by certain of Decora Manufacturing's accounts receivable, inventory and property and equipment. Decora Manufacturing also has a line of credit of up to $5 million secured by various accounts receivable, inventory and equipment. Availability under this credit facility is limited by specified percentages of receivables and inventories. The amount outstanding under the facility bears interest at prime plus 1.25%. Both the term loan and the line of credit facility were extended and modified in July 1994 as part of the Refinancing and Settlement Transaction described in Note 13.

        In addition to the term loan, Decora Manufacturing issued $7 million of 14% senior subordinated notes of which $2.5 million is due on April 15, 1995 and $1.5 million is due on each of April 15, 1996, 1997 and 1998. Interest on the notes is payable semi-annually. Warrants were issued which are exercisable by April 15, 1998 (or upon the public offering of the shares of Decora Manufacturing, if earlier) into 20% of the equity of Decora Manufacturing for a nominal cash payment. If there has been no public offering of the shares of Decora Manufacturing by April 15, 1997, these warrants can then be "put" to the Company for a cash payment based upon earnings of Decora Manufacturing. The date of such put was extended from April 15, 1995 to April 15, 1997 with the consent of the lender as part of the Refinancing and Settlement Transactions described in Note
        13. At March 31, 1994, the warrants were valued at $1,425,000. Changes in the value of the warrants (based upon results of operations and financial position of Decora Manufacturing) are charged or credited to interest expense. During the years ended March 31, 1994, 1993 and 1992, $200,000 and $125,000 were credited and $350,000 was charged, respectively. The note is recorded net of unamortized discount of $646,000 and $866,000 at March 31, 1994 and 1993, respectively.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

   (c) In connection with the acquisitions of the Siemens divisions, ComTel issued promissory notes for $1,375,000. The balance on the notes at March 31, 1993 was $673,000. The $673,000 note was refinanced during fiscal 1993 and is currently being renegotiated with Siemens. The loan in included in long-term liabilities of discontinued operations at March 31, 1994.

        On September 28, 1992, ComTel entered into a credit agreement with Fleet Bank which provided for a $1,000,000 term loan and up to a $2,500,000 revolving credit facility, secured by certain of its fixed assets and substantially all of its inventory and receivables. In addition to the $1,000,000 term loan, ComTel drew down $1,200,000 of the revolving credit facility at closing. As part of the transaction relating to the sale of its El Paso facility, ComTel repaid $550,000 of the Term Loan subsequent to March 31, 1994. The Company has agreed to repay the balance of the term loan ($200,000) by October 1994. The line of credit ($2,175,000 at March 31, 1994) has been extended until October 1994, at which time, unless an additional extension is obtained, it will either be repaid from the proceeds of the sale of ComTel or from other sources. The term loan and line of credit are included in net current liabilities of discontinued operations.

   (d) On November 3, 1992, the Company borrowed $1,500,000 from a private lender and issued a convertible note. As part of the transaction, the Company also issued 89,076 shares of its common stock, warrants to purchase 225,000 shares of common stock at $1.40 per share and warrants for an additional 100,000 shares of common stock at prices contingent upon the future market price of the Company's common stock. The convertible note is due November 3, 1995, and bears interest at 12% per annum, payable in the form of the Company's common stock. Interest for the first year was prepaid in the form of 90,000 shares of the Company's commons stock valued at $2.00 per share. The note is convertible at any time into shares of the Company's common stock at a conversion rate of $1.70 per share.

        In June 1993, the Company borrowed $550,000 from a private lender and issued a convertible note. The note is payable on June 15, 1995, and is convertible into shares of the company's common stock computed at 55% of the market price on the date of conversion. Interest is payable at the rate of 12%.

        At March 31, 1994, the Company had a convertible note in the principal amount of $150,000 payable to a private investor. In June 1994, the note was converted to 132,000 shares of the Company's common stock.

   (e) The amount owed to a former director ($1,200,000), which had previously been extended to October 1993, has been in default since that date. This amount was satisfied through a payment of $1,014,000 ($800,000 principal and $214,000 of legal fees and interest) from the proceeds of the Refinancing and Settlement Transaction described in Note 13.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

   6.   COMMON STOCK

        At March 31, 1994, the Company had an aggregate of 5,124,000 shares of common stock reserved for: (1) Options for the purchase of 4,324,000 shares of common stock, and (2) exercise of warrants for common stock of 450,000 at $0.75, 300,000 at $2.10 and 50,000 at $1.40 per share. On
        October 5, 1988, the shareholders of the Company approved the Decora Industries, Inc. 1988 Employee Stock Purchase Plan pursuant to which a total of 500,000 shares of the Company's common stock may be issued to participants during the term of the Plan at an issue price of 85% of fair market value at the date of purchase. No shares have been purchased pursuant to the Plan.

   7.   STOCK OPTIONS

        The Company has a Stock Option Plan covering the directors and employees of the Company and its subsidiaries adopted in 1987 ("1987 Plan") under which 1,700,000 shares of common stock are available for grant. The Plan is administered by a committee of the Board of Directors of the Company who are not covered by the Plan. All options granted under the 1987 Plan terminate either five years or ten years after the date of grant and those granted vest quarterly subsequent to the grant date over a three-year period unless modified by the Company. Options for 680,000 shares of common stock have been exercised to date.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

        The following summarizes the Company's stock option activity for the years ended March 31, 1994 and 1993:

                                                                       MARCH 31,
                                                   1994                                       1993
                                        NUMBER OF           PRICE              NUMBER OF              PRICE
                                         OPTIONS          PER SHARE             OPTIONS             PER SHARE
           Beginning balance            4,324,000       $ .50 - $2.25          3,372,000           $.20 - $2.25
           Options granted              1,075,000       $1.03 - $1.86          1,705,000           $.25 - $1.61
           Options exercised                                                    (733,000)          $.25 - $1.00
           Options expired             (1,075,000)      $ .85 - $2.25            (20,000)          $.20 - $0.57
                                       ----------       -------------          ---------           ------------
           Ending balance               4,324,000       $ .50 - $1.86          4,324,000           $.50 - $2.25
                                       ==========       =============          =========           ============
           Exercisable                  3,470,000                              2,113,000
                                       ==========                              =========

8.      INCOME TAXES

        The provision (benefit) for income taxes charged to continuing operations for the years ended March 31, 1994, 1993 and 1992 were as follows:

                                                              1994           1993           1992
             Current tax expense (benefit):
               Federal                                      $ 31,000       $             $
               State                                          81,000        (30,000)      (204,000)
                                                            --------       --------      ---------
               Total current                                 112,000        (30,000)      (204,000)

             Deferred tax expense
                                                            --------       --------      ---------
             Provision (benefit) for income taxes           $112,000       $(30,000)     $(204,000)
                                                            ========      =========      =========

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

        Deferred tax liabilities (assets) are comprised of the following at March 31, 1994 and 1993:

                                                      1994               1993
Depreciation                                      $   158,000       $   684,000
Discontinued operations                               388,000           387,000
Organization cost amortization                         81,000            97,000
                                                  -----------       -----------

                                                      627,000         1,168,000
                                                  -----------       -----------

Net operating loss carryforwards                   (6,654,000)       (6,726,000)
Inventory reserves                                   (127,000)         (140,000)
Compensation reserves                                (101,000)         (117,000)
Other                                                 (86,000)         (183,000)
                                                  -----------       -----------

                                                   (6,968,000)       (7,166,000)
                                                  -----------       -----------

Deferred tax assets valuation allowance             6,341,000         5,998,000
                                                  -----------       -----------

Deferred taxes, net                               $      --         $      --
                                                  ===========       ===========


        The provision (benefit) for income taxes for the three years ended March 31, 1994 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following:

                                            1994           1993           1992
Pretax income at statutory rate          $ 106,000      $ 225,000      $(215,000)
State tax (benefit) net                     81,000        (30,000)      (204,000)
Effect of net operating loss               (75,000)      (225,000)       215,000
                                         ---------      ---------      ---------

Provision (benefit) for income taxes     $ 112,000      $ (30,000)     $(204,000)
                                         =========      =========      =========


        Approximately $19,000,000 of the company's loss carryforwards remain available at March 31, 1994. Their use is limited to future taxable earnings of the Company. The carryforwards expire over the period 1999 through 2007.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

   9.   COMMITMENTS

        LEASES
        The Company and its subsidiaries lease various office and warehouse facilities and equipment under noncancellable operating leases. Most of the leases require the payment of property taxes, insurance and normal maintenance and repairs. Leases pertaining to continuing operations are not significant.

        NOTE GUARANTEE
        In connection with the acquisition of a subsidiary in fiscal 1988, the Company issued a $500,000 promissory note payable to the seller. In connection with the sale of such subsidiary, which occurred in fiscal 1990, the buyer assumed the note. The amount of the note has since been reduced to $200,000. The Company has guaranteed performance under the note through September 1994.

  10.   LEGAL PROCEEDINGS

        The Company is involved in various legal proceedings, the ultimate resolution of which, in the opinion of management of the Company, will not have a material impact on the financial condition or results of operations of the Company.

  11.   BUSINESS AND CREDIT CONCENTRATIONS

        Decora Manufacturing's primary customer is Rubbermaid Inc., who accounted for $37,327,000 (94%), $37,255,000 (97%) and $39,294,000 (96%)
        of net sales in fiscal 1994, 1993 and 1992, respectively. Gross accounts receivable with Rubbermaid at March 31, 1994, 1993 and 1992 were $2,806,000 (81%), $1,969,000 (89%) and $1,295,000 (87%), respectively.
        The Company believes there are no significant concentrations of credit risk in existence with respect to these accounts receivable.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

  12.   SUPPLEMENTAL CASH FLOW INFORMATION

        Changes in current assets and liabilities, exclusive of acquisitions and dispositions of subsidiaries, were as follows:

                                                          1994             1993             1992
     (Increase) decrease in
      short-term investments                          $      --        $      --        $   550,000
     (Increase) decrease in
      accounts receivable                              (1,055,000)      (1,167,000)       1,156,000
     (Increase) decrease in inventory                    (306,000)        (690,000)        (387,000)
     (Increase) decrease in other current
      assets                                              322,000          340,000         (565,000)
     Increase (decrease) in
      accounts payable                                  1,342,000        1,046,000         (124,000)
     Increase (decrease) in
      accrued liabilities                                 252,000            8,000          134,000
                                                      -----------      -----------      -----------
                                                      $   555,000      $  (463,000)     $   764,000
                                                      ===========      ===========      ===========

Supplemental cash flow information is as follows:

Cash paid during the year for interest                $ 1,519,000      $ 2,215,000      $ 3,064,000
                                                      ===========      ===========      ===========

Cash paid during the year for
 income taxes                                         $   133,000      $   175,000      $   142,000
                                                      ===========      ===========      ===========


  13.   REFINANCING AND SETTLEMENT TRANSACTION - SUBSEQUENT EVENT

        On July 22, 1994, the Company and its subsidiary, Decora Manufacturing, entered into several transactions to repay four major creditors of the Company. The transactions and the effect upon each creditor is described below.

        Effective July 1994, Decora Manufacturing extended and modified its existing term loan and line of credit facility and entered into a new borrowing arrangement with its lender. The borrowing transaction resulted in an increase in the amount outstanding under the term loan from $2,000,000 to

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

        $8,000,000. In addition, Decora Manufacturing obtained a commitment for up to an additional $1,000,000 to finance capital improvements. The terms of the line-of-credit facility (Note 5) were also modified and the expiration of the facility was extended to July 31, 1996. The additional net proceeds from the borrowing ($6,000,000) were advanced by Decora Manufacturing to the Parent Company (Decora Industries, Inc.) for the purpose of repaying certain creditors as described below. The repayment of the creditors was effected as follows:

        1. Under a Forbearance Agreement with Chase Manhattan Bank ("Chase") relating to the Company's former Yorkville Industries, Inc. subsidiary ("Yorkville"), a payment of $2,200,000 was due on February 1, 1994. Since that payment was not made, Chase demanded payment of the entire amount due (approximately $3,885,000). Chase received $3,380,000 from the proceeds of the Refinancing and Settlement Transaction and has released all claims against the Company.

        2. To comply with the settlement terms reached in November 1992 with the former owners of Yorkville (the "Former Yorkville Owners"), the Company was obligated to register with the Securities and Exchange Commission and issue to the Former Yorkville Owners its commons shares valued at approximately $1,587,000. The Company was unable to register the securities due to matters pertaining to other creditors as described herein. In addition, pursuant to the settlement terms with the Former Yorkville Owners, monthly payments were continuing to such owners and to Chase. As part of the Refinancing and Settlement Transaction, the Company paid $751,000 to the Former Yorkville Owners to defease the monthly payment obligations and has also obtained an extension of the effective date of the registration requirements. The transaction (and related settlement with Chase) also released the Former Yorkville Owners' collateral then being held by Chase and concurrently the obligation of the Company to indemnify the Former Yorkville Owners if such collateral had been sold by Chase. After the Settlement and Repayment Transaction, the only remaining obligation of the Company to the Former Yorkville Owners is the registration and issuance to them of no less than 875,000 shares of the Company's common shares having an aggregate minimum value of $1,587,000 by June 30, 1995. The Company believes it will be in compliance with this obligation and that the ultimate full settlement with the Former Yorkville Owners will have no material adverse impact on the cash flow or operations of the Company.

        3. The balance of a note due to IECL of approximately $564,000 was paid in full from the proceeds of the Refinancing and Settlement Transaction (see Note 5).

        4. The note payable to the former director was satisfied through a payment of $1,014,000 from the proceeds of the Refinancing and Settlement Transaction (see Note 5).

        5. In addition to repayment of the creditors, the repayment terms of the increased term loan ($8,000,000) to Decora Manufacturing were also modified to provide for four quarterly payments of $125,000 from August 31, 1994 to May 31, 1995; an additional fifteen quarterly payments of $333,000 from August 31, 1995 through February 28, 1999 and a final payment of $2,505,000 on May 31, 1999.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

The debt which was settled as reflected in the accompanying consolidated balance sheet at March 31, 1994 was as follows:


Amount due Chase Manhattan Bank           $3,885,000
Note payable to former director            1,200,000
Monthly cash payments due former
 Yorkville owners (at present value)         635,000
Amount due IECL                              564,000
                                          ----------

    Total debt settled and refinanced     $6,284,000
                                          ==========

        The Company expects to report an extraordinary gain during the second quarter of fiscal 1995 from the Refinancing and Settlement Transaction.

        Long-term debt and the settled liabilities relating to discontinued operations (after giving effect to the Refinancing and Settlement Transaction) matures as follows:

                                                 PRIOR TO            PRO-FORMA *
YEAR ENDING MARCH 31,                           REFINANCING          (UNAUDITED)
Current debt refinanced                         $ 6,284,000          $       --
1995                                                875,000              875,000
1996                                              5,674,000            5,675,000
1997                                              3,195,000            4,026,000
1998                                              1,500,000            2,832,000
1999                                              1,650,000            2,832,000
Thereafter                                              --             2,655,000
                                                -----------          -----------
    Total                                       $19,178,000          $18,895,000
                                                ===========          ===========


      * Pro forma for new debt incurred in July at the scheduled maturity.

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                    DECEMBER 31, 1994  MARCH 31, 1994
                                                        (UNAUDITED)
ASSETS

Current assets:
   Cash and cash equivalents                            $   189,000     $   320,000
   Accounts receivable, less allowances                   3,915,000       3,907,000
   Inventories (Note 2)                                   4,580,000       3,008,000
   Net current assets of discontinued
     operations - ComTel                                    407,000             --
   Prepaid expenses and other current assets                121,000         364,000
                                                        -----------     -----------

        Total current assets                              9,212,000       7,599,000

Property and equipment, net                               7,715,000       7,898,000

Intangibles, net & other assets                          12,285,000      12,411,000

Net non-current assets of discontinued operations -
 ComTel                                                   1,561,000       2,115,000
                                                        -----------     -----------
        Total Assets                                    $30,773,000     $30,023,000
                                                        ===========     ===========


     See accompanying notes to unaudited consolidated financial statements.

                   DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS


                                                    DECEMBER 31, 1994   MARCH 31, 1994
LIABILITIES AND SHAREHOLDERS' EQUITY                    (UNAUDITED)
Current Liabilities:
   Accounts payable                                    $  3,380,000      $  3,749,000
   Accrued liabilities                                    1,032,000         1,949,000
   Current portion of long-term debt                      5,438,000           875,000
   Net current liabilities of discontinued
    operations - Yorkville                                1,454,000               --
   Net current liabilities of discontinued
    operations - ComTel                                         --            511,000
                                                       ------------      ------------
        Total current liabilities                        11,304,000         7,084,000

Long-term debt                                           13,769,000        11,314,000
Liabilities settled in refinancing                              --          6,284,000
Net non-current liabilities of discontinued
 operations - Yorkville                                         --          1,339,000
                                                       ------------      ------------

        Total liabilities                                25,073,000        26,021,000
                                                       ------------      ------------

Warrants in subsidiary                                    1,425,000         1,425,000
                                                       ------------      ------------
Shareholders' equity:
   Common stock, $.01 par value;
    45,000,000 shares authorized;
    30,412,000 and 29,859,000 shares
     issued and outstanding                                 307,000           299,000
   Additional paid-in capital                            28,255,000        27,588,000
   Accumulated deficit                                  (24,287,000)      (25,310,000)
                                                       ------------      ------------

        Total shareholders' equity                        4,275,000         2,577,000
                                                       ------------      ------------

        Total Liabilities and Shareholders' Equity     $ 30,773,000      $ 30,023,000
                                                       ============      ============


      See accompanying notes to unaudited consolidated financial statements

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                              NINE MONTHS ENDED DECEMBER 31,
                                             -------------------------------
                                                  1994             1993
                                                  ----             ----
Revenues                                     $ 30,517,000      $ 29,281,000

Cost of goods sold                             21,849,000        21,688,000
                                             ------------      ------------
Gross profit                                    8,668,000         7,593,000


 Marketing, general and
   administrative expense                       5,510,000         4,343,000
                                             ------------      ------------

Operating income                                3,158,000         3,250,000

Interest expense                                1,782,000         2,012,000
                                             ------------      ------------

Income (loss) from continuing
 operations before taxes                        1,376,000         1,238,000

Provision (benefit) for taxes                      70,000            95,000
                                             ------------      ------------

Income from continuing operations               1,306,000         1,143,000

Income (loss) from discontinued
 operations - ComTel                             (283,000)          194,000
                                             ------------      ------------
Net income                                   $  1,023,000      $  1,337,000
                                             ============      ============

Income (loss) per common share (Note 3):
                Continuing operations        $       0.04      $       0.04
     Discontinued operations - ComTel               (0.01)             0.01
                                             ------------      ------------
                           Net Income        $       0.03      $       0.05
                                             ============      ============

Average shares of common stock used in
 computation of income (loss) per
 share :                                       30,240,000        29,634,000
                                             ============      ============

      See accompanying notes to unaudited consolidated financial statements

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                               NINE MONTHS ENDED DECEMBER 31,
                                                                               ------------------------------
                                                                                 1994                 1993
                                                                                 ----                 ----
Cash flows from operating activities:
       Net income                                                             $ 1,023,000         $ 1,337,000

Adjustments to reconcile net income to net cash
     provided (used) by operating
       activities:
           Depreciation and amortization                                        1,219,000           1,421,000
           Amortization of debt discount                                          196,000             171,000
           Accretion of put warrants                                                                  300,000

Changes in assets and liabilities, exclusive of
     acquisitions and dispositions of
       subsidiaries:
           Decrease (Increase in accounts receivable                               (8,000)           (399,000)
           Decrease (Increase) in inventory                                    (1,572,000)           (336,000)
           Decrease (Increase) in prepaids and other assets                       130,000            (409,000)
           (Decrease) Increase in accounts payable                               (369,000)         (1,069,000)
           (Decrease) Increase in accrued liabilities                            (917,000)           (568,000)
                                                                              -----------         -----------
Net cash provided by operating activities                                        (298,000)            448,000
                                                                              -----------         -----------

Cash flows from investing activities:
           Purchase of fixed assets                                              (797,000)         (1,724,000)
           Increase (Decrease) in net assets and
              liabilities of discontinued operations                             (249,000)             83,000
                                                                              -----------         -----------
Net cash used in investing activities                                          (1,046,000)         (1,641,000)
                                                                              -----------         -----------
Cash flows from financing activities:
       Long-term borrowings                                                     7,572,000           2,888,000
       Repayment of debt                                                         (750,000)         (2,082,000)
       Liabilities settled in refinancing                                      (6,284,000)                --
       Proceeds from issuance of common stock                                     675,000             400,000
                                                                              -----------         -----------
Net cash provided by (used in) financing activities                             1,213,000           1,206,000
                                                                              -----------         -----------
Net increase (decrease) in cash                                                  (131,000)             13,000

Cash at beginning of period                                                       320,000             366,000
                                                                              -----------         -----------
Cash at end of period                                                         $   189,000         $   379,000
                                                                              ===========         ===========

      See accompanying notes to unaudited consolidated financial statements

                   DECORA INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                       NINE MONTHS ENDED DECEMBER 31, 1994
                                   (UNAUDITED)

NOTE 1 - Integration of Financial Statements Reported on Form 10-K

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 1994, filed with the Securities and Exchange Commission (File No. 0-16072) (the "Form 10-K"). In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1994 and March 31, 1994, and the results of its operations and cash flows for the periods presented. Certain reclassifications of prior year amounts have been made to conform to current year's presentation.

NOTE 2 - Inventories

Inventories at December 31, 1994 and March 31, 1994 consisted of the following:

                      DECEMBER 31, 1994     MARCH 31, 1994
                      -----------------     --------------
Raw Materials            $ 2,982,000          $ 1,803,000
Work-in-Process            1,266,000              814,000
Finished Goods               332,000              391,000
                         -----------          -----------
                         $ 4,580,000          $ 3,008,000
                         ===========          ===========



NOTE 3 - Earnings per Share

The number of shares of common stock and common stock equivalents used in the computation of earnings per share for each period is the weighted average number of shares outstanding during the periods and, if dilutive, common stock options, warrants and convertible securities which are common stock equivalents.

NOTE 4 - Subsequent Events

Continuing Operations

On April 17, 1995 the Company's Decora Manufacturing Subsidiary signed an expanded exclusive manufacturing agreement with its largest customer, Rubbermaid Incorporated. Under the new agreement which expires on March 31, 1999, the Company will consolidate consumer packaging operations for its decorative products line which are currently performed in Rubbermaid's Statesville, NC manufacturing facility into the Company's Fort Edward, NY facility. The Company anticipates that the additional manufacturing operations, which will centralize an integrated manufacturing process with resulting time and cost efficiencies, will generate incremental annual revenues of

                    DECORA INDUSTRIES, INC. AND SUBSIDIARIES


approximately $7,500,000 in the first full year of operations and is anticipated to contribute to the overall profitability of the decorative coverings business. The agreement becomes effective upon the relocation of the operations which is ongoing and is anticipated to be completed in July 1995. Integrating the operations requires relocation of machinery and equipment from North Carolina to New York as well as improvements to the Company's facility and is anticipated to create approximately fifty additional manufacturing jobs at the Company's facility.

Discontinued Operations

At December 31, 1994 (and at the date of filing of its Form 10-Q for the quarter then ended), the Company was in active discussions with parties interested in acquiring various remaining assets and operations of ComTel whose businesses had been subject to a plan of discontinuation adopted in April 1994. At that time, operating losses of the discontinued operations of ComTel for the nine-month period ended December 31, 1994 aggregated $283,000.

Based on these active discussions and indications of interest, and after giving effect to anticipated values to be realized as a result of the disposition of the ComTel assets, the Company estimated that no further net losses would be incurred on the combined disposition and operations of ComTel.

On March 31, 1995, the Company sold the telecommunications assets of ComTel for $1,810,000 (consisting of cash of $250,000 and notes receivable of $1,560,000). In addition, the purchaser assumed approximately $1,700,000 of the Company's liabilities. The notes receivable bear interest monthly at 7% with interest only accruing during the first three years and level interest and principal payments due thereafter until maturity on March 31, 2002. The notes are secured by the assets of the purchaser and are guaranteed by the purchaser's parent company. The transaction resulted in a gain approximating $118,000 with respect to the estimated book value of the assets as of March 31, 1995.

On June 14, 1995, the Company completed the sale of the fixed assets and inventory related to the manufacturing division of ComTel's business. The selling price was $1,370,000 (consisting of $1,100,000 cash and a note for $270,000) plus the assumption of approximately $75,000 of liabilities. The note will be repaid during the six months following closing as inventory purchased is used by the purchaser to fulfill assumed customer purchase orders. In addition, in conjunction with the sale, claims on ComTel's assets with respect to a $300,000 note payable to a customer were forgiven except for $50,000 which is to be paid from the proceeds of the note receivable. The net loss arising from this transaction was approximately $540,000 (which was approximately $745,000 less than the net gain anticipated at December 31, 1994).

Certain liabilities of the ComTel businesses, which were not guaranteed by the Company, were not assumed by the buyers of those business units. As a result, the Company is in the process of settling these liabilities for less than face value and expects to be able to do so. Certain remaining notes and accounts receivable were not sold to the buyers, and the Company expects that losses will be incurred on a portion of such receivables. The Company presently expects that the net effects of the assets and liabilities (not settled in connection with the sale transactions described above) will result in a gain approximating $500,000.

At December 31, 1994, the Company had expected that gains on the sale of assets described above would offset any additional operating losses through the date of disposition. The additional operating losses of the ComTel businesses recorded during the quarter ended March 31, 1995 are currently estimated to have been $592,000.

As a result of the consummation of these transactions at March 31, 1995 and June 14, 1995, and the expected settlement of the remaining liabilities, the Company expects to record an aggregate additional loss from discontinued operations approximating $1,014,000 in the fourth quarter of its fiscal year ended March 31, 1995. As a result, the aggregate loss from discontinued operations for the year ended March 31, 1995 is estimated to approximate $1,297,000 consisting of operating losses of $875,000 and losses on disposals of $422,000.

While the Company remains obligated for certain net liabilities of its former ComTel business, no operations remain and no further losses are expected to be incurred with respect to the ComTel operations.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company. See "Plan of Distribution and Use of Proceeds."


     SEC registration fee......................................................     $    565.73
     Printing expenses.........................................................           2,000
     Accounting fees and expenses..............................................          20,000
     Legal fees and expenses...................................................          30,000
     Fees and expenses for qualification
       under state securities laws.............................................           3,000
     Miscellaneous.............................................................           2,000
                                                                                       --------

       Total...................................................................      $57,565.75
                                                                                     ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits the Registrant's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. The Registrant has obtained directors and officers' liability insurance that may cover, among other things, liabilities under the federal securities laws.

The Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of directors and officers of the Company, and those serving at the request of the Company as directors, officers, employees, or agents of other entities (collectively, "Agents") to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and the Company.

The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has purchased a directors and officers liability insurance policy which provides up to one million dollars of insurance coverage for certain actions against directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         The Company believes that the issuances of securities pursuant to the foregoing transactions were all either exempt from registration under the Act by virtue of Section 4(2) thereof as transactions not involving any public offerings, or were not subject to the registration requirements of the Act by virtue of Rule 903 of Regulation S promulgated under the Act. In each case under
Section 4(2), the investor confirmed to the Company his investment intent, and the Company had reason to believe that the investor qualified as an accredited investor for purposes of the Act. In each case under Rule 903, the offers and sales were made in offshore transactions, without any directed selling efforts, to investors which certified that they were not U.S. persons.


Securities Issued to Employees, Directors and Consultants.

                          TITLE OF                                                                      EXEMPTION
DATE                     SECURITIES            AMOUNT       PURCHASERS            CONSIDERATION          CLAIMED
- ----                     ----------            ------       ----------            -------------         ---------
July 15, 1992              Option              250,000     Officer             N/A (services rendered)     (1)
July 15, 1992              Option               15,000     Employee            N/A (services rendered)     (1)
July 15, 1992              Option               40,000     Employee            N/A (services rendered)     (1)
July 27, 1992              Option              250,000     Director            N/A (services rendered)     (1)
July 27, 1992              Option               50,000     Employee            N/A (services rendered)     (1)
September 29, 1992         Common Stock        142,857     Consultants         Settlement of amounts       (1)
                                                                               due for services rendered
                                                                               in the amount of $200,000
January 11, 1993           Option               75,000     Officer             N/A (services rendered)     (1)
January 15, 1993           Option               25,000     Employee            N/A (services rendered)     (1)
May 5, 1993                Option              250,000     Director            N/A (services rendered)     (1)
May 5, 1993                Option               60,000     Consultants         N/A (services rendered)     (1)
July 1, 1993               Option              100,000     Officer             N/A (services rendered)     (1)
August 29, 1993            Option               40,000     Consultant          N/A (services rendered)     (1)
October 8, 1993            Option              200,000     Consultants         N/A (services rendered)     (1)
December 1, 1993           Option              250,000     Consultant          N/A (services rendered)     (1)

March 31, 1994             Common Stock        150,000      Consultant          Settlement of amounts due   (1)
                                                                                for services rendered in
                                                                                the amount of $135,000
March 31, 1994             Option              275,000      Employee            N/A (services rendered)     (1)
July 15, 1994              Option              350,000      Employee            N/A (services rendered)     (1)
July 15, 1994              Option               75,000      Director            N/A (services rendered)     (1)
July 15, 1994              Option               50,000      Director            N/A (services rendered)     (1)
August 15, 1994            Option              400,000      Employee            N/A (services rendered)     (1)
August 22, 1994            Common Stock         50,000      Employee            N/A (exercise of            (1)
                                                                                previously issued
                                                                                option)


Securities Issued in Private Placements and/or in Connection with Financings.


                          TITLE OF                                                                          EXEMPTION
DATE                     SECURITIES            AMOUNT        PURCHASERS              CONSIDERATION          CLAIMED
- ----                     ----------            ------        ----------               -------------         ---------
March 31, 1992             Warrant             550,000     InterEast Capital      N/A (consideration          (1)
                                                           Limited                for financing)
May 13, 1992               Common Stock        39,250      Private, accredited    N/A (exercise of            (1)
                                                           purchasers in private  warrants issued in
                                                           placement              connection with
                                                                                  prior debt)
June 4, 1992               Common Stock        30,000      Abraxas Development    N/A (exercise of            (1)
                                                           SA                     warrants issued in
                                                                                  connection with
                                                                                  prior debt)
July 2, 1992               Common Stock       830,089      Non-U.S. accredited    $1,162,125                  (2)
                                                           investors
July 2, 1992               Common Stock       192,000      Abraxas Development    Conversion of prior         (1)
                                                           S.A.                   advances in the
                                                                                  amount of $144,000
July 2, 1992               Common Stock       182,667      Transinvest Limited    Cancellation of prior       (1)
                                                                                  debt in the amount
                                                                                  of $137,000
July 6, 1992               Common Stock       142,857      Private, accredited    $200,000                    (1)
                                                           purchaser in private
                                                           placement

November 3, 1992           Common Stock         89,076     Robert W. Johnson IV   N/A (partial                (1)
                                                                                  consideration for
                                                                                  loan)
November 3, 1992           Common Stock         90,000     Robert W. Johnson IV   Prepaid interest of         (1)
                                                                                  $160,000
November 3, 1992           Convertible Note    882,353     Robert W. Johnson IV   $1,500,000                  (1)

November 3, 1992           Warrant             225,000     Robert W. Johnson IV   N/A (issued in              (1)
                                                                                  consideration for
                                                                                  financing)
November 3, 1992           Warrant             100,000     Robert W. Johnson IV   N/A (issued in              (1)
                                                                                  consideration for
                                                                                  financing)
November 25, 1992          Common Stock        550,000     InterEast Capital      N/A (exercise of warrant
                                                           Limited                issued in connection with
                                                                                  prior financing)
November 25, 1992          Common Stock        860,000     InterEast Capital      Conversion of prior debt    (1)
                                                           Limited                in the amount of
                                                                                  $1,200,000
December 10, 1992          Common Stock         23,250     Sanbarco               N/A (exercise of warrants   (1)
                                                                                  issued in prior
                                                                                  financing)
December 15, 1992          Common Stock         10,000     Private, accredited    $10,000                     (1)
                                                           purchaser in private
                                                           placement
December 18, 1992          Common Stock        383,334     Private, accredited    $552,000                    (1)
                                                           purchasers in private
                                                           placement
May 14, 1993               Common Stock        200,000     Sun Financial Group,   Consideration valued at     (1)
                                                           Inc.                   $400,000 in connection
                                                                                  with the acquisition of
                                                                                  division)
July 1, 1993               Convertible Note    (3)         Non-U.S. investors     $550,000                    (2)

July 1, 1993               Warrant             100,000     Non-U.S. investors     N/A (partial                (2)
                                                                                  consideration for loan
                                                                                  of $550,000)
July 26, 1993              Warrant             50,000      InterEast Capital      N/A (issued in              (1)
                                                           Limited                consideration for
                                                                                  financing)
July 26, 1993              Convertible Note   402,857      InterEast Capital      $564,000                    (1)
                                                           Limited
November 3, 1993           Common Stock        95,755      Robert W. Johnson IV   Interest payment of         (1)
                                                                                  $160,000
June 9, 1994               Common Stock       130,595      Transinvest Limited    Conversion of debt          (1)
                                                                                  in the amount of
                                                                                  $182,833


August 29, 1994            Common Stock        125,458     Private, Accredited    $150,000                    (1)
                                                           purchaser in private
                                                           placement
October 5, 1994            Common Stock         50,108     Non-U.S. Investor      Interest payment of         (2)
                                                                                  $33,000
June 1, 1994               Warrant              50,000     Non-U.S. investors     N/A (extension of loan)     (2)

November 14, 1994          Common Stock        112,327     Robert W. Johnson IV   Interest payment of         (1)
                                                                                  $180,000
February 15, 1995          Common Stock         48,175     Non-U.S. Investor      Interest payment of         (2)
                                                                                  $33,000


Securities Issued in Settlement of Litigation.

                          TITLE OF                                                                          EXEMPTION
DATE                     SECURITIES            AMOUNT        PURCHASERS              CONSIDERATION           CLAIMED
- ----                     ----------            ------        ----------              -------------          ---------
July 10, 1992              Common Stock        24,000      Plaintiff in lawsuit   N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
July 10, 1992              Common Stock        18,000      Plaintiff in lawsuit   N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
July 10, 1992              Common Stock        13,500      Plaintiff in lawsuit   N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
July 10, 1992              Common Stock         4,500      Plaintiff in lawsuit   N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
July 13, 1992              Warrant            450,000      Plaintiff in lawsuit   N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
September 29, 1992         Common Stock       182,217      Plaintiffs in lawsuit  N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
December 3, 1992           Common Stock        33,846      Plaintiffs in lawsuit  N/A (court-approved         (1)
                                                                                  settlement of
                                                                                  litigation)
July 22, 1994              Common Stock       125,000      Plaintiffs in lawsuit  N/A (settlement of          (1)
                                                                                  litigation



November 18, 1994          Common Stock        20,000      Plaintiffs in lawsuit  N/A (settlement of          (1)
                                                                                  litigation)

- -------------------------------------------------

         (1) Exempt pursuant to Section 4(2) of the Securities Act regarding transactions not involving public offerings. In each case under Section 4(2), the investor confirmed to the Company his investment intent, and the Company had reason to believe that the investor qualified as an accredited investor for purposes of the Act.

         (2) Exempt pursuant Rule 903 of Regulation S. In each case under Rule 903, the offers and sales were made in offshore transactions, without any directed selling efforts, to investors which certified that they were not U.S. persons.

         (3) Number of shares to be issued upon conversion is subject to fluctuations in the trading price of the Company's stock.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)      EXHIBITS

(3)   Articles of Incorporation and By-Laws

         3.1      Certificate of Incorporation filed on March 27, 1992.(9)

         3.2      By-laws.(9)

(4)   Instruments Defining the Rights of Security Holders

         4.1      Certificate of Incorporation (see Exhibits 3.1-3.2).

         4.2      Form of Specimen Certificate.

(5)    Opinion re Legality

         5.1 Opinion of Miller & Holguin as to certain securities law matters.(12)

(10)   Material Contracts

        10.1      Utilitech, Incorporated, 1987 Stock Option Plan.(1)

        10.2 Management Agreement dated as of April 18, 1990 by and between Utilitech and Decora Manufacturing.(2)

        10.3 Loan and Security Agreement dated as of April 18, 1990 by and between Decora Manufacturing, Utilitech and Norstar Bank of Upstate NY ("Norstar").(2)

10.4 Mortgage dated as of April 18, 1990 by and between Decora Manufacturing and Norstar.(2)

10.5     Guaranty of Utilitech to Norstar dated as of April
         18, 1990.(2)

10.6 Secured Revolving Line of Credit Agreement dated as of April 18, 1990 by and between Decora Manufacturing and Norstar.(2)

10.7     Form of Warrant to Purchase Common Stock of Decora
         Manufacturing expiring April 15, 1998 dated as of April 18, 1990 by and between Decora and CIGNA
         Mezzanine Partners II, L.P., CIGNA Property and
         Casualty Insurance Company and Zande and Co.(2)

10.8 Forms of 14% Senior Subordinated Notes due April 15, 1998 dated as of April 18, 1990 in the amounts of $3,206,480.21, $1,327,732.26, $1,138,055.27 and
         $1,327,732.26 to CIGNA Mezzanine Partners II, L.P., CIGNA Property and Casualty Property and Casualty Insurance Company and Zande and Co.(2)

10.9 Securities Purchase Agreement dated as of April 15, 1990 by and between Utilitech, Decora Manufacturing and Purchasers of 14% Senior Subordinated Notes due 1998 and Warrants to Purchase Common Stock of Decora Manufacturing.(2)

10.10    Stockholder Agreement by and between Quality Metal
         Industries Inc., Raymond E. Murray and Utility
         Marketing and Development Corporation dated June 30,
         1990.(3)

10.11    Agreement and Plan of Merger by and between Decora
         Industries, Inc. and Utilitech, Incorporated dated
         March 3, 1992.(4)

10.12 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Nathan Hevrony.(5)

10.13 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Roger
         Grafftey-Smith.(5)

10.14 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Gabriel Thomas.(5)

10.15 Employment Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Nathan
         Hevrony.(5)

10.16    Note and Warrant Purchase Agreement by and between
         Decora Industries, Inc. and Robert W. Johnson IV, dated November 3, 1992.(6)

10.17    Convertible Negotiable Promissory Note by and between
         Decora Industries, Inc. and Robert W. Johnson IV, dated November 3, 1992.(6)

10.18    Series A Warrant to Purchase Common Stock of Decora
         Industries, Inc., dated November 3, 1992 issued to
         Robert W. Johnson IV.(6)

10.19    Series B Warrant to Purchase Common Stock of Decora
         Industries, Inc., dated November 3, 1992 issued to
         Robert W. Johnson IV.(6)

10.20 Settlement and Release Agreement dated April 19, 1993 among Decora Industries, Inc., Yorkville Industries,
         Inc. and certain members of the Rabinowitz Family.(7)

10.21 License Agreement dated August 9, 1991, by and between the Company and John Smith.(8)

10.22 Loan and Security Agreement, in the amount of $1,000,000, dated September 28, 1992, by and between ComTel Industries, Inc. ComTel Metals, Inc., Decora
         Manufacturing and Fleet Bank of New York.(8)

10.23 Term Note, in the amount of $1,000,000, executed by ComTel Industries, Inc. and ComTel Metals, Inc. in connection with the Loan and Security Agreement.(8)

10.24    Secured Revolving Working Capital Line of Credit
         Agreement, in the amount of $2,500,000 dated
         September 28, 1992, by and between ComTel Industries,
         Inc. and Fleet Bank of New York.(8)

10.25 Secured Working Capital Promissory Note, in the amount of $1,500,000 executed by ComTel Industries, Inc. in connection with the Working Capital Line of Credit Agreement dated as of September 28, 1992.(8)

10.26 Option Agreement dated as of May 5, 1993, by and between Arnold Zimmerman and the Company.(8)

10.27    Form of Option Agreement dated as of January 11,
         1993, by and between Richard A. DeCoste and the Company.(8)

10.28 Form of Option Agreement dated as of July 15, 1992, by and between Richard G. Winslow and the Company.(8)

10.29 Asset Purchase Agreement date May 14, 1993 by and among ComTel Industries, Inc., the Company and Sun
         Financial Group, Inc.(8)

10.30    Lease and Agreement dated May 1, 1993 between J.B.P.
         Properties and ComTel Industries, Inc.(8)

10.31 Employment Agreement, dated as of July 1, 1993, by and between the Company and Timothy J. Burditt.(8)

10.32    1988 Employee Stock Purchase Plan.(8)

10.33 Amendment Agreement dated as of July 3, 1993 by and between the Company and InterEast Capital.(9)

10.34    Second Amendment to Secured Revolving Line of Credit
         Agreement dated as of July 29, 1993 by and between Decora and Fleet Bank of New York (successor to
         Norstar).(9)

10.35    Revision to Secured Promissory Note (originally dated
         July 5, 1990, in the principal amount of $850,000), effective September 28, 1992, by and between ComTel
         Metals, Inc. and Siemens Stromberg-Carlson.(9)

10.36 Subordination Agreement, dated September 28, 1992, by and among ComTel, ComTel Metals, Inc., Siemens
         Stromberg-Carlson and Fleet Bank of New York.(9)

10.37 Labor Agreement, effective June 9, 1992, by and between Decora Manufacturing and Local #13 United
         Paperworkers International Union.(9)

10.38 Lease Agreement, dated September 19, 1991, by and between Cobia Boat Company and ComTel Metals, relating to the lease of property in Sanford, Florida.(9)

10.39    Asset Purchase Agreement by and between Fujitsu
         Business Communications, Inc. and ComTel Industries,
         Inc. dated as of December 10, 1993.(9)

10.40    Manufacturing Agreement dated as of February 18,
         1994, by and Between Decora Industries, Inc., Decora
         Incorporated and Rubbermaid Incorporated.(9)

10.41 Promissory Note in the amount of $8,500,000 by and between Decora Incorporated and Fleet Bank of New
         York dated July 20, 1994.(9)

10.42 Amendment No. 1 to Loan and Security Agreement between Decora Incorporated and Fleet Bank of New
         York dated July 20, 1994.(9)

10.43 Promissory Note in the amount of $1,000,000 by and between Decora Incorporated and Fleet Bank of New
         York dated July 20, 1994.(9)

10.44 Loan and Security Agreement in the amount of $1,000,000 by and between Decora Incorporated and Fleet Bank of New York dated July 20, 1994.(9)

10.45 Revolving Line of Credit Note in the amount of $6,000,000 by and between Decora Incorporated and Fleet Bank of New York dated July 20, 1994.(9)

10.46    Third Amendment to Secured Revolving Line of Credit
         Agreement by and between Decora Incorporated and Fleet Bank of New York dated July 20, 1994.(9)

10.47    Asset Purchase Agreement by and among ComTel Metals,
         Inc., ComTel Industries, Inc. and Keptel, Inc. dated
         June 28, 1994.(9)

10.48 Amendment to License Agreement dated March 31, 1994 by and among Decora Industries, Inc., Decora
         Incorporated and John R. Smith.(9)

10.49 Assignment of Ownership dated June 30, 1994 by and among Decora Industries, Inc., Decora Incorporated and John R. Smith relating to License Agreement.(9)

10.50 Form of InterEast Warrant dated May 4, 1994 to purchase common stock of Decora.(9)

10.51    Warrant to Confidesa AG to Purchase 100,000 Shares of
         Common Stock dated June 29, 1993.(9)

10.52    Form of Warrant to Confidesa AG to Purchase 50,000
         shares of Common Stock dated June 1994.(9)

10.53 Form of Convertible Promissory Note dated June 1994, in the amount of $550,000 by and between Confidesa AG and Decora Industries, Inc.(9)

10.54    Scrap Management Contract by and between The United
         Telephone Company of Pennsylvania and United
         Telephone Company of New Jersey, Inc. and ComTel
         Industries, Inc., dated July 9, 1993.(9)

10.55    Letter of Fleet Bank to Decora Industries dated July
         29, 1994 regarding the extension of the line of credit of ComTel Industries, Inc.(9)

10.56 Amendment to Securities Purchase Agreement dated as of July 19, 1994 by and between Decora, Incorporated and Cigna Mezzanine Partners, Inc., Cigna Property and Casualty and Insurance Company of North
         America.(9)

10.57 General Mutual Releases, Settlement Agreement and Covenants for Peace from Further Litigation, Proceedings, Claims, Purported Advocacy of Claims and Unwanted Publicity, by and between Jacqueline B. Cotsen and Decora Industries, Inc., dated July 20, 1994.(9)

10.58    Assignment Agreement by and among Chase Manhattan
         Bank, N.A., Decora Industries, Inc., and Winslow Bank
         Limited, dated July 20, 1994.(9)

10.59 Restated Settlement and Release Agreement by and between Stanley Rabinowitz, Milton Rabinowitz, the Estate of Solomon Rabinowitz, the Estate of Clara Rabinowitz, Sherri Rabinowitz Sussman, Suzanne Rabinowitz, Jeffrey Rabinowitz, Laurence Rabinowitz and Barbie Rabinowitz Lieber, on the one hand, and Decora Industries, Inc., and Yorkville Industries, Inc., on the other hand, dated July 20, 1994.(9)

10.60    Agreement and Release by and between InterEast
         Capital Limited and Decora Industries, Inc., dated
         July 20, 1994.(9)

10.61 Promissory Note in the amount of $6,000,000 dated as of July 20, 1994 by and between Decora Industries as borrower and Decora Incorporated as lender.(9)

10.62 Option Agreement dated as of July 15, 1994, by and between Decora Industries, Inc. and Walter E.
         Buske.(9)

10.63 Form of Employment Agreement dated as of June 1, 1994 by and between Decora Industries, Inc. and Nathan
         Hevrony.(9)

10.64 Form of Option Agreement dated as of July 5, 1994 by and between Decora Industries, Inc. and Stephen
         Verchick.(9)

10.65 Form of Option Agreement dated as of July 5, 1994 by and between Decora Industries, Inc. and Ronald
         Artzer.(9)

10.66 Form of Option Agreement dated as of August 15, 1994 by and between Decora Industries, Inc. and Nathan
         Hevrony.(10)

10.67    Employment Agreement effective as of August 1, 1994
         between the Company and Walter Buske.(10)

         10.68 Letter dated November 18, 1994 from Fleet Bank to Richard J. Winslow, President, ComTel Industries, Inc. re extension of revolving working capital line of credit in the amount of $2,000,000 until December 31, 1994.(10)

         10.69 Letter dated November 18, 1994 from Fleet Bank to Richard J. Winslow, President, ComTel Industries, Inc. re extension of revolving working capital line of credit in the amount of $2,000,000 until January 31, 1995.(10)

         10.70 Registration Rights Agreement dated as of April 19, 1993 by and between Decora Industries, Inc. and members of the Rabinowitz family.(11)

         10.71 Modification, Extension and Restatement Agreements by and between Fleet Bank and ComTel.(11)

         10.72 Asset Purchase Agreement dated as of March 31, 1995 by and between ComTel Systems Corporation and ComTel Industries, Inc.

         10.73 Secured Promissory Note I dated as of March 31, 1995 in the amount of $850,000 by and between ComTel
                  Systems Corporation, as Debtor, and ComTel
                  Industries, Inc., as Lender.

         10.74 Secured Promissory Note II dated as of March 31, 1995 in the amount of $710,000 by and between ComTel
                  Systems Corporation, as Debtor, and ComTel
                  Industries, Inc., as Lender.

         10.75 Amendment to Securities Purchase Agreement dated as of April 1, 1995, by and among Decora, Incorporated and Cigna Mezzanine Partners II, L.P., Cigna Property and Casualty Insurance Company and Insurance Company of North America.

         10.76 Manufacturing Agreement dated April 12, 1995 by and among Decora Industries, Inc., Decora, Incorporated and Rubbermaid Incorporated.(13)

         10.77 Agreement of Purchase and Sale of Assets dated June 13, 1995, by and between DMX Integration, Inc. and ComTel Metals, Inc.

         10.78 Secured Promissory Note dated June 13, 1995, in the amount of $270,809.90 by andbetween DMX Integration, Inc., as Debtor and ComTel Metals, Inc., as Lender.

         10.79    Guaranty of Datamax Corporation dated June 13, 1995.

(22)     Subsidiaries of the Registrant(9)

(24)     Consents of Experts and Counsel

         24.1     Consent of Price Waterhouse LLP.

         24.2     Consent of Miller & Holguin (contained in Exhibit 5.1).

         24.3     Power of Attorney (included on page II-14).

Notes

          (1) Previously filed as Exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1988.

          (2) Previously filed as Exhibits to the Company's Report on Form 8-K dated April 18, 1990.

          (3) Previously filed as Exhibits to the Company's Report on Form 10-K for the fiscal year ended March 31, 1990.

          (4) Previously filed as Exhibit to the Company's Report on Form 8-K dated April 6, 1992.

          (5) Previously filed as Exhibits to the Company's Report on Form 10-K for the fiscal year ended March 31, 1992.

          (6) Previously filed as Exhibits to the Company's Report on Form 8-K dated November 5, 1992.

          (7) Previously filed as Exhibit to the Company's Report on Form 8-K dated April 19, 1993.

          (8) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1993.

          (9) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1994.

         (10) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended December 31, 1994.

         (11) Previously filed as Exhibit to the Company's Report on Form 8-K dated March 2, 1995.

         (12)     To be filed by amendment.

         (13)     Confidential treatment requested.

         (B)      FINANCIAL STATEMENT SCHEDULES

                  Not Applicable.

ITEM 17.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT EDWARD, STATE OF NEW YORK ON JUNE 27, 1995.

                                     DECORA INDUSTRIES, INC.

                                     By: /s/ Nathan Hevrony
                                         -----------------------
                                         Nathan Hevrony

                                         Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Nathan Hevrony his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                                 TITLE                                 DATE
         ---------                                 -----                                 ----

 /s/ Roger Grafftey-Smith                        Director                            June 27, 1995
- ----------------------------
  Roger Grafftey-Smith


 /s/ Gabriel Thomas                              Director                            June 27, 1995
- ----------------------------
   Gabriel Thomas


 /s/ Nathan Hevrony                              Chief Executive Officer             June 27, 1995
- ----------------------------                     and Director (Principal
   Nathan Hevrony                                Executive Officer)


 /s/ Stephen H. Verchick                         Director                            June 27, 1995
- ----------------------------
   Stephen H. Verchick


 /s/ Ronald Artzer                               Director                            June 27, 1995
- ----------------------------
   Ronald Artzer


 /s/ Timothy Burditt                             Executive Vice President,           June 27, 1995
- -----------------------------                    Administration and Finance
   Timothy Burditt                               (Principal Financial and
                                                 Accounting Officer)


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